      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1999
                                                 REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                      MODERN MEDICAL MODALITIES CORPORATION
           (Name of small business issuer as specified in its charter)
                                  ------------


         NEW JERSEY                         8071                        22-3059258
(State or other jurisdiction of  (Primary Standard Industrial    (IRS Employer I.D. No.)
incorporation or organization)   Classification Code Number)

                                   -----------
                            1719 ROUTE 10, SUITE 117
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 538-9955
          (Address and telephone number of principal executive offices and principal place of business)
                                   -----------

                            ROGER FINDLAY, PRESIDENT
                      MODERN MEDICAL MODALITIES CORPORATION
                            1719 ROUTE 10, SUITE 117
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 538-9955
                              (973) 267-7359 (FAX)

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENTS FOR SERVICE)
                                   ----------
                                   COPIES TO:
                                   ----------


                             JAY M. KAPLOWITZ, ESQ.
                        GERSTEN, SAVAGE & KAPLOWITZ, LLP
                         101 EAST 52ND STREET, 9TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 752-9700
                              (212) 752-9713 (FAX)

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

                         CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED            PROPOSED
                                                                     MAXIMUM             MAXIMUM          AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT BEING      OFFERING PRICE         OFFERING        REGISTRATION
        SECURITIES BEING REGISTERED              REGISTERED       PER SECURITY(1)         PRICE(2)           FEE

Shares of Common Stock, $.0002 par value          551,194               $2.375            $1,309,085.70     $363.93

Total registration fee                                                                                      $363.93

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee. Based upon the last reported sales price of the registrant's common stock of the same class as quoted on the Nasdaq SmallCap Market on September 8, 1999.

         Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

PRELIMINARY PROSPECTUS


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1999
                      MODERN MEDICAL MODALITIES CORPORATION
                         551,194 SHARES OF COMMON STOCK

             All of the shares of common stock, $.0002 par value, of Modern Medical Modalities Corporation, a New Jersey corporation, offered hereby are being offered by the selling security holders named in this prospectus under the caption "Selling Security Holders". 173,694 of such shares to be sold were directly acquired by the selling securityholders from us in connection with a private placement offering in July 1999. 377,500 of such shares to be sold were acquired by the selling securityholders in connection with legal, financial, consulting and employee services rendered to us. See "Selling Securityholders."

             Our common stock is traded on the SmallCap Market under the symbol "MODM." On September 8, 1999, the last reported sales price of the common stock was $2.375.


                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 10, 1999

                                                 TABLE OF CONTENTS


                                                                                                              Page
                                                                                                              ----
PROSPECTUS SUMMARY............................................................................                   2
THE OFFERING..................................................................................                   3
SUMMARY COMBINED FINANCIAL INFORMATION........................................................                   4
RISK FACTORS..................................................................................                   5
USE OF PROCEEDS...............................................................................                   9
CERTAIN MARKET INFORMATION....................................................................                   9
DIVIDEND POLICY...............................................................................                   9
SELECTED FINANCIAL DATA.......................................................................                  10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........                  11
BUSINESS......................................................................................                  18
MANAGEMENT....................................................................................                  33
PRINCIPAL SHAREHOLDERS........................................................................                  36
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS..........................................                  37
DESCRIPTION OF SECURITIES.....................................................................                  38
SHARES ELIGIBLE FOR FUTURE SALE...............................................................                  40
SELLING SECURITY HOLDERS......................................................................                  41
PLAN OF DISTRIBUTION..........................................................................                  42
LEGAL MATTERS.................................................................................                  43
EXPERTS.......................................................................................                  43
ADDITIONAL INFORMATION........................................................................                  43
INDEMNIFICATION OF SECURITIES ACT LIABILITIES.................................................                  44
FINANCIAL STATEMENTS..........................................................................                 F-1

                                                     -----------

You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes thereto. We have included a brief overview of the most significant aspects of the offering itself in the Prospectus Summary. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

         Unless otherwise indicated, all reference to "Modern Medical", "us", "our" and "we" refer to Modern Medical Modalities Corporation.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND OUR BUSINESS AND THIS OFFERING FULLY, YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND THE RELATED NOTES BEGINNING ON PAGE F-1. REFERENCES IN THIS PROSPECTUS TO "WE", "OUR" AND "US" REFER TO MODERN MEDICAL MODALITIES CORPORATION, A NEW JERSEY CORPORATION.

OUR BUSINESS

         We lease magnetic resonance imaging (MRI) and computerized axial tomography (CT Scan) equipment to hospitals and physicians. Additionally, on a clerical and administrative level we manage hospital based and physician managed ambulatory centers for third parties who provide medical imaging services. We, however, do not perform medical services. We offer a full range of services to hospitals or physician clients, including the selection and acquisition of appropriate equipment, the design and supervision of facility construction, the provision and training of technical and support staff, patient billing and collection and the provision of overall marketing and management services. We can provide either a full range of services at medical technology centers or a more limited range of services at mobile or fixed sites depending on the needs of our customers.

         We presently lease equipment and manage one hospital based MRI site located in Passaic, New Jersey and six free standing MRI and CT Scan ambulatory centers, five of which are located throughout New Jersey and one in Louisiana. The relationships with our seven existing sites are joint ventures whereby we own between 2% and 84% of the ventures. We also receive a management fee of 11.25% of gross cash collections from the site in Union, New Jersey for performing all management functions.

         We continue to attempt to position the company to participate in the expanding managed healthcare market. We intend to continue to seek to joint venture with existing hospitals and physician managed ambulatory centers to provide imaging services to a high volume of subscribers at reduced rates. We intend to expand our marketing efforts by obtaining new sources of patient referrals to our existing centers from sources such as health maintenance organizations, preferred provider organizations, union contracts and hospital contracts.

         We were incorporated in the State of New Jersey on December 6, 1989 and our executive offices are located at 1719 Route 10, Suite 117, Parsippany, New Jersey 07054, and our telephone number is (973) 538-9955.

                                                    THE OFFERING



Common Stock Offered.....................    551,194 shares of common stock.  See "Description of Securities"

Shares of Common Stock  Outstanding .....    2,446,465

Use of Proceeds..........................    We will not receive any proceeds from the sale of the shares of common stock by the selling security holders. See "Use of Proceeds."

Common Stock Trading  Symbol............     NASDAQ SmallCapMarket: MODM

Risk Factors.............................    An investment in our common stock involves a high degree of risk and should be made only after careful consideration of the significant risk factors that may affect us.  Such risks include special risks concerning us and our business.  See "Risk Factors".

                                       SUMMARY COMBINED FINANCIAL INFORMATION



                                                                          YEAR ENDED             SIX MONTHS ENDED
                                                                          DECEMBER 31,                JUNE 30,
                                                                     ---------------------       ----------------
                                                                     1997             1998              1999
                                                                    ------           ------            ------
                                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA

Revenue                                                             $10,104          $ 6,415           $ 1,932

Income (loss) from Operations                                         1,296           (1,782)              196

Net income                                                              123           (2,202)               24

Net income per share                                                   0.06            (0.67)             0.01



                                                                  YEAR ENDED                     SIX MONTHS
                                                                 DECEMBER 31,                 ENDED JUNE 30, (1)
                                                                 ------------                 ------------------
                                                                     1998                            1999
                                                                    ------                          ------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
BALANCE SHEET DATA

Working capital                                                     $ (1,963)                     ($ 1,105)

Total Assets                                                          12,384                        10,115


Long-term debt                                                         3,254                         2,817

Total liabilities                                                      9,889                         7,362

Shareholders' equity                                                   2,307                         2,331


(1) Does not include net proceeds of approximately $246,210, which the Company received on July 20, 1999, from the sale of 148,694 shares of its common stock in a private placement to accredited investors pursuant to Regulation D Rule 506 of the Securities Act of 1933, as amended.

                                  RISK FACTORS

             AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. PROSPECTIVE INVESTORS SHOULD BE IN A POSITION TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.


WE HAVE EXPERIENCED A SIGNIFICANT DECREASE IN OUR REVENUES.

             For the six months ended June 30, 1999, as compared to the six months ended June 30, 1998, our revenues decreased by $2,087,846 to $1,932,033 from $4,019,879. For the fiscal year ended December 31, 1998, as compared to the fiscal year ended December 31, 1997, our revenues decreased by $3,688,924 to $6,414,945 from $10,103,869. The decrease in revenues was directly attributable to a decrease in patient service revenues. Our revenues may continue to dcrease in the future, which may have a material adverse affect on our business in the future.

WE MAY HAVE A CONFLICT OF INTEREST WITH CERTAIN OF OUR OFFICERS AND DIRECTORS.

             Roger Findlay our President and one of our Directors, and Gregory Maccia our Vice President and Secretary and one of our Directors, are shareholders, officers and directors in other business enterprises in the medical community. Jan Goldberg our Vice President and one of our Directors has in the past and may in the future become a shareholder, officer and/or director in other business enterprises concerning the medical community. In the future there may be certain business and/or investment opportunities which could come to the attention of either Mr. Findlay or Mr. Maccia, which might be suitable for our purposes and which Mr. Findlay and Mr. Maccia have disclaimed any responsibility to bring any such opportunities to our attention. Mr. Findlay and Mr. Maccia are involved with business entities which provide services to the medical profession including certain of the entities owned, operated or serviced by us. Therefore, there may be additional instances where there are real or potential conflicts of interest between us and business enterprises in which Mr. Findlay and/or Mr. Maccia are involved.

THERE MAY BE ADVERSE UTILIZATION TRENDS FOR MRI AND CT SCANNING.

             We own and lease MRI and CT scanning equipment which may be affected by overutilization trends for such equipment. The Federal Government and the insurance industry have deemed that in some cases MRI and CT Scans are overutilized by referring physicians and such uses may be medically unnecessary. As a result, certain insurance carriers including the Federal Government have been denying payment for these procedures based on the diagnosis and the number of MRI and CT scans received by the patient. The denial of payment by the insurance carriers will have a material adverse effect on our business. We may not be in compliance with all applicable governmental regulations.

             Our operations are subject to a variety of governmental and regulatory requirements. We believes that we are in compliance with all current laws and regulations. Corporations are legally prohibited from providing, or holding themselves out as providers of medical care. We do not employ physicians to practice medicine, nor do we hold ourself out as offering medical services to the public, and we believe that we do not practice medicine, although we cannot assure you that the appropriate regulatory authorities will determine otherwise. In the event that we are found to be engaged in the practice of medicine by appropriate regulatory authorities, our operations would be materially adversely affected.

             Furthermore, we have not yet conducted business outside of New York, New Jersey, Maryland and Louisiana and have not determined whether our operations will comply with the laws of other states. Accordingly, we will not be able to conduct business in any other states until such time as we determine that our operations are in compliance with applicable law. We can not be sure that current laws and regulations will not be changed or interpreted in such a way as to require us to obtain licenses or approvals to conduct our business or otherwise restrict its activities.

             All client sites are regulated by various State laws with regard to building and health codes. Currently, we believe that we comply with all regulations at our sites. Prospective regulations might cause our sites to not be in compliance. This could possibly result in the closing of clients' operations that are affected.

             Our operations may be adversely effected by existing and/or future regulations either through additional costs of complying with such regulations, thereby reducing our profitability or by our inability to do business in certain states. See "Business."

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR INDUSTRY.

             The healthcare industry in general, and the market for diagnostic imaging services in particular, are highly competitive. We compete with leasing companies, physicians groups and other providers of medical imaging services in providing equipment and services to hospitals and clinics. Many of these competitors have substantially greater resources than us. The imaging centers, which we operate, also compete for patients with hospitals and radiology groups in their area. See "Business - Competition".

RAPID CHANGES IN THE DEVELOPMENT OF NEW TECHNOLOGIES MAY MATERIALLY ADVERSELY AFFECT US.

             The equipment which we provide has been characterized by rapid technological advances. Future technological advances could render our existing imaging equipment obsolete or in need of substantial upgrade. We can not be sure that we will have sufficient capital resources to replace or upgrade obsolete equipment. Our inability or failure to replace or upgrade equipment could have a material adverse effect on the our business. See "Business."

CHANGES IN MEDICAL REIMBURSEMENT PROGRAMS COULD MATERIALLY ADVERSELY EFFECT OUR BUSINESS.

             A substantial portion of our revenues are attributable to payments made by government-sponsored healthcare programs and other third party payors. We receive these payments either directly, in the case of imaging center revenues relating to reimbursable direct patient billings, or indirectly, in the case of technical fee-for-service payments made by hospitals. Any change in reimbursement regulations, or the enactment of legislation, which would have the effect of placing material limitations on the amount of reimbursement for imaging services, could adversely affect our operations. In addition, healthcare reimbursement programs are not uniformly prompt in making required payments. Extensive payment delays are not uncommon, which could materially adversely affect our financial resources while awaiting payment. See "Business -- Licenses, Governmental Reimbursement and Regulations".

CHANGES IN THE NATIONAL HEALTHCARE SYSTEM COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

             Many aspects of the medical industry in the United States are presently subject to extensive federal and state governmental regulation, including reimbursement rates and policies imposed by Medicare and other third-party reimbursement programs (from which the Company receives a substantial portion of its receipts). In the 1992 Presidential campaign, substantial emphasis was placed on the need to reform the nation's healthcare system, and this is a priority issue of the new administration. Although healthcare reform may have the beneficial effect of increasing the number of persons who will have access to services such as those that we provide, such reform may also entail pressures on the pricing structures applicable to such services. In particular, there is a possibility that a significant portion of healthcare services will be rendered and administered through "managed care" systems, which could have the effect of forcing price concessions and reductions on the part of service providers such our company. Moreover, healthcare reform could also entail a greater analysis of each patient's need for diagnostic testing, with the aim of eliminating unnecessary tests and thereby reducing the total volume of tests and the overall cost of medical care. Depending on the nature and extent of any new laws and/or regulations, or possible changes in the interpretation of existing laws and/or regulations, any such changes may have a material adverse effect on our company's revenues, operating margins and profitability.

WE DEPEND UPON OUR EXECUTIVE OFFICERS AND THEIR LOSS OR UNAVAILABLILITY COULD PUT US AT A COMPETITIVE DISADVANTAGE.

             Our business is largely dependent upon the active participation of our executive officers. The loss of services or unavailability of any or all of our executive officers, specifically Roger Findlay, President, Jan Goldberg, Vice President or Gregory Maccia, Vice President and Secretary, could have a material adverse effect on our company's business and prospects. We do not presently have keyman life insurance on the lives of either of Messrs. Findlay, Goldberg or Maccia and do not intend to obtain such insurance.

WE HAVE NOT, AND DO NOT INTEND TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

             To date, we have not paid any cash dividends on our Common Stock and we do not anticipate the payment of cash or other dividends in the forseeable future.

POTENTIAL EFFECTS OF THE DELISTING OF OUR COMMON STOCK FROM THE NASDAQ SMALLCAP MARKET.

             Our Common Stock is listed on the Nasdaq SmallCap Market ("Nasdaq"). In order to maintain the listing, we must meet the following criteria: (i) either at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years, (ii) at least 500,000 shares in the public float valued at $1,000,000 or more, (iii) a minimum Common Stock bid price of $1.00, (iv) at least two active market makers, and (v) at least 300 shareholders of Common Stock. If we are unable to satisfy Nasdaq's maintenance criteria, our Common Stock may be delisted from trading on Nasdaq. In such event, trading in our Common Stock would be conducted in the over-the-counter market on the NASD's OTC Bulletin Board or in the National Quotation Bureau's pink sheets. As a consequence, an investor would most likely find it more difficult to dispose of, or to obtain prompt and accurate quotations as to the price of our Common Stock, and may be exposed to a risk of a decline in the market price of our Common Stock.

             In addition, if our Common Stock is delisted from Nasdaq, and we do not meet any other exceptions to the penny stock regulations, trading in our Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange (national exchange) listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market or exercise price is at least $5.00 per share.

             If our Common Stock becomes subject to the regulations applicable to penny stocks, in addition to the possible adverse affect on the market liquidity for our Common Stock, the penny stock regulations could limit the ability of broker/dealers to sell our Common Stock and thus the ability of purchasers of our Common Stock to sell their securities in the secondary market.

PENNY STOCK REGULATION.

             The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. If the our Common Stock becomes subject to the penny stock rules, the market liquidity for our Common Stock could be severely affected.

                                 USE OF PROCEEDS

             We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders. All proceeds from the sales of the shares of common stock owned by the selling securityholders will be for the account of the selling security holders described below. See "Selling SecurityHolders."

                           CERTAIN MARKET INFORMATION

             On March 12, 1999, the Company effected a 1 for 2 reverse split of its authorized and outstanding shares of common stock. As of the date hereof, the Company has outstanding 2,446,465 shares of its Common Stock $.0002 par value ("Common Stock"). The Company's Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq SmallCap") under the symbol "MODM." The following table sets forth the high and low bid prices for the Common Stock as reported on the Nasdaq SmallCap. The high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. All bid prices for the periods prior to the Company's 1 for 2 reverse stock split effected on March 12, 1999, have been adjusted to reflect such reverse stock split.

                                                                  Common Stock
                                                                  ------------
Fiscal 1997                                                  High                 Low
-----------                                                  ----                 ---
First                                                     $ 7.12                $ 2.80
Second                                                    $ 6.00                $ 3.20
Third                                                     $ 6.32                $ 4.28
Fourth                                                    $ 6.56                $ 4.40

Fiscal 1998
-----------
First                                                     $ 5.25                $ 3.50
Second                                                    $ 4.00                $.8125
Third                                                     $ 1.875               $ 1.00
Fourth                                                    $   .75               $.0625

Fiscal 1999
-----------
First                                                      $2.75                $ .125
Second                                                      3.25                 2.375
Third (through September 8, 1999)                           3.25                  1.25

         On September 8, 1999, there were 38 holders of record of the Company's 2,446,465 outstanding shares of Common Stock.

         On September 8, 1999, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $2.375.

                                 DIVIDEND POLICY

         The Company has never paid or declared dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business.

                             SELECTED FINANCIAL DATA

          The following selected statement of operations data is for the period from January 1, 1997 through June 30, 1999. The selected balance sheet data is for the period from January 1, 1998 through June 30, 1999. The statement of operations and balance sheet data is derived from our financial statements and the related notes included elsewhere in this prospectus audited by Vincent J. Batyr & Co. All information should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.




                                                                                  SIX MONTHS
                                                   YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                                   -----------------------       --------------
                                                    1997             1998             1999
                                                    ----             ----             ----
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA

Revenue                                           $10,104          $ 6,415           $ 1,932

Income (loss) from Operations                       1,296           (1,782)              196

Net income                                            123           (2,202)               24

Net income per share                                 0.06            (0.67)             0.01




                                                   YEAR ENDED      SIX MONTHS ENDED
                                                   DECEMBER 31,      JUNE 30,(1)
                                                     1998               1999
                                                     ----               ----
                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
BALANCE SHEET DATA

Working capital                                   $ (1,963)         ($ 1,105)

Total Assets                                        12,384            10,115


Long-term debt                                       3,254             2,817

Total liabilities                                    9,889             7,362

Shareholders' equity                                 2,307             2,331


(1) Does not include net proceeds of approximately $246,210, which the Company received on July 20, 1999, from the sale of 148,694 shares of its common stock in a private placement to accredited investors pursuant to Regulation D Rule 506 of the Securities Act of 1933, as amended.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                            AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

         When used in this Form 10-KSB and in future filings by the Company with the Securities and Exchange Commission, the words or phrases "will likely result" and "the company expects," "will continue," "is anticipated," "estimated," "project," or "outlook" or similar expressions are intended to identify "forward-looking statements." The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company has no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

         In 1994, Modern Medical Modalities Corporation (the "Company") started Medical Marketing & Management, Inc. which markets not only the sites of the Company, but for other physician groups and hospitals. In November 1994, the Company acquired Prime Contracting Corp. ("Prime") in a business combination accounted for as a pooling of interests. Prime is a full service contractor who provides turnkey design and construction services for medical facilities primarily on the east coast of the United States. On December 27, 1995, the Company entered into an agreement with a related party to sell all of the common stock of Prime for $1,200,000.

         In 1995, the Company purchased Empire State Imaging Associates, Inc. ("Empire State"). On December 27, 1996, the Company sold 65% of the common stock of Empire State for $250,000 to a related party. The Company commenced operations during the second, third and fourth quarters of 1995 and the first quarter of 1996, respectively, at sites located in Passaic and Somerset, New Jersey; Amherst, New York; and Morristown, New Jersey. During the third quarter of 1996, the Company, through its wholly-owned subsidiary, West Paterson Medical Equipment Leasing Corp. ("WPMEL"), entered into a lease and management services agreement at a site specializing in diagnostic imaging located in West Paterson, New Jersey. In addition, the Company through its wholly-owned subsidiary Ohio Medical Equipment Leasing Corporation ("OME") entered into a purchase and consulting agreement to acquire a 50.2% interest as a general (managing) partner of a diagnostic imaging center located in Sylvania, Ohio. Many of the fluctuations on the line items on the balance sheets and the statements of operations are directly attributable to the acquisition and start-up of these entities.

         In March 1997, the Company entered into a contract for the sale of its stock in this entity. Under the terms of the sale, the purchasing party paid $75,000 in advance, $175,000 at closing and the balance of $750,000 is payable in monthly installments of $25,000 commencing in April 1998.

         In March of 1998, the Company sold to the KFC Venture LLC, 15% of Open MRI and Imaging Center of Metaire, LLC for $250,000 payable $100,000 upon execution of the agreement and $25,000 a month for six months. Under the terms of the agreement, $125,000 of the $250,000 must be paid back to KFC Venture LLC without interest before any profits can be distributed. Until such time, all distributions shall be divided equally with fifty percent of said distribution being paid to KFC Ventures, LLC as a return of its initial capital investment up to the amount of $125,000 and the other fifty percent of said distribution being distributed to the members in accordance with their percentage interests in the Company.

         On May 7, 1998, the Company entered into an agreement to sell 70% of its 72% ownership of Open MRI of Morristown, Joint Venture (Open MRI) for $300,000. The terms required $100,000 payable at signing, and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998, all of which were made. The Company retained the option to repurchase from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation (related party), the 70% interest upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.

         On August 20, 1998, the Company, ADS Investment Corp. and Oak Knoll Management Corporation (related party) modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of the Company's 72% ownership of Open MRI. The loan is due and payable on September 30, 1998. The agreement also required the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of the Company be replaced by September 30, 1998 as a condition of satisfactory settlement of the loan, which was completed. For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI will remain the property of the lending parties.

         On September 30, 1998, the Company effectively sold 70% of its interest in Open MRI for $300,000 and the purchaser's agreement to provide the Company's creditor, DVI Business Credit, personal guaranties of the principals of purchaser in an amount not to exceed $150,000. The Company recorded a gain on this transaction in the amount of $30,171. The Company has retained a 2% ownership interest in Open MRI.

         In September 1998, the management contract with Southern Medical Consultants LLP was terminated for the management of Open MRI of Metaire. According to the letter agreement of March 30, 1998, if Southern Medical is not active in the site nor managing the site through the end of the lease payments, then no stock transfers will be made. No stock transfers have been made to date.

RESULTS OF OPERATIONS:

FOR THE THREE MONTHS ENDED JUNE 30, 1999 AS COMPARED TO THE THREE MONTHS ENDED JUNE 30, 1998

Revenue

         Operating revenue was $2,223,199 for the three months ended June 30, 1998 and $977,041 for the comparable period in 1999, a decrease of $1,246,158. Such decrease is directly related to the sale of: (i) Open MRI at Corvas of $383,139; and (ii) Doctors Imaging Associates of $333,158, and the return of Ohio Medical Equipment Leasing Corporation to DVI Financial Services of $349,847. Additionally, there has been a reduction of $180,190 of marketing contracts which are in the final phases of winding down.

Depreciation and Amortization

         Depreciation and amortization expense decreased by $184,421 for the three months ended June 30, 1999 as compared to June 30, 1998. This reduction is directly attributable to the sale of Open MRI at Corvas and Doctors Imaging Associates, and to the return of Ohio Medical Equipment Leasing Corporation in 1998.

Interest Expense

         Interest expense decreased by $243,418 for the three months ended June 30, 1999 as compared to June 30, 1998. The sale of Open MRI at Corvas and Doctors Imaging Associates and the return of Ohio Medical Equipment Leasing Corporation resulted in an aggregate decrease of $112,719 for the period. The remaining decrease of $131,000 is attributable to the refinancing of three of the Company's sites which was completed in the fourth quarter of 1998.

Selling, General and Administrative

         Operating expenses for the three months ended June 30, 1999 were $511,589 as compared to $1,800,000 for the comparable period in 1998, a decrease of $1,288,411. Such decrease is attributable to corporate reductions of approximately $500,000 and the elimination of outside professional services of approximately $200,000. Additionally, the Company has restructured the method it uses to service its equipment, resulting in savings of approximately $325,000. The Company's maintenance expenses decreased by approximately $100,000 as a result of the reduction in the number of sites the Company operates.

FOR THE SIX MONTHS ENDED JUNE 30, 1999 AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998

Operating Revenue

         For the six months ended June 30, 1999 operating revenue was $1,932,033 as compared to $4,019,879 for the six months ended June 30, 1998. The decrease in revenues of $2,087,846 was a direct result of the sale of Open MRI at Corvas of $619,982, the sale of Doctors Imaging Associates of $571,258 and the return of Ohio Medical Equipment Leasing Corporation to DVI Financial Services of $774,770.

Depreciation Expense

         Depreciation expense for the six months ended June 30, 1999 was $558,681 as compared to $883,293 for the comparable prior year period, a reduction of approximately $324,612. This decrease is directly attributable to the sale of Open MRI at Corvas and Doctors Imaging Associates and the return of Ohio Medical Equipment Leasing Corporation.

Interest Expense

         Interest expense decreased for the six month period ended June 30, 1999 to $321,144 from $623,251 for the comparable prior year period, a decrease of $302,107. This decrease is attributable to the Company's sale of Open MRI at Corvas and Doctors Imaging Associates and the return of Ohio Medical Equipment Leasing Corporation, in the aggregate amount of $185,691, and the remaining $116,416 is directly attributable to the refinancing of three of the Company's centers.

Selling, General and Administrative Expenses

         Selling, general and administrative expenses for the six months ended June 30, 1999 were $1,177,560 as compared to $3,773,763 for the comparable period in 1998, a decrease of approximately $2,600,000. Such decrease is largely attributable to the sale of sale of various centers of approximately $1,300,000 as well as corporate reductions of approximately $500,000 and the use of outside professional services of approximately $200,000. Additionally, the Company has restructured the way it services its equipment at its sites which has resulted in savings to the Company in excess of $325,000.

Accounts Receivable

         Substantially, all of the reductions to the current assets and liabilities when comparing the six months ended June 30, 1999 to the six months ended June 30, 1998 resulted from the sale of two sites in 1998 and one in 1999. The decreases in accounts receivable was partially off-set by increased volume at the remaining sites.

FOR THE YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

         The Company experienced a loss during the fourth quarter of 1998 of $263,000. This loss is attributable to the Company's new center in New Orleans and additional provisions taken at certain sites for collection of accounts receivable.

         Revenues for the Company and its subsidiaries aggregated $6,415,000 in 1998 as compared to $10,104,000 in 1997. The decrease in revenues of approximately $3,689,000 is attributable to a decrease in patient service revenues for the Company's various imaging centers of approximately $1,534,000, the sale of three imaging centers of approximately $1,817,000 and a decrease in Medical Marketing & Management's revenues of approximately $344,000.

         Operating expenses for 1998 were $8,197,000 as compared to $8,807,000 in 1997. This decrease came primarily from the sale of two sites in 1998 and one site in 1997 of approximately $1,760,000. This savings was substantially offset by the operating expenses of a new center opened by the Company in New Orleans, LA of approximately $772,000 and a net increase in operating expenses of approximately $378,000 at the Company's remaining sites.

         Selling, general and administrative expenses for 1998 were $6,628,000 as compared to $6,989,000 in 1997 or a reduction of approximately $361,000. This reduction resulted from the sale of three sites during 1997 and 1998, approximately $1,500,000, offset by the opening and start-up of a new site in New Orleans, LA of approximately $704,000 plus a net increase of approximately $325,000 in the remaining sites. The balance of the change relates to reduced costs of approximately $95,000 in expenses related to operating the Company's Medical Marketing Management subsidiary. Selling, general and administrative expenses, include payroll, facility rent, equipment maintenance costs, site marketing costs, medical and office supplies, utilities and insurance. The increase in selling, general and administrative expenses of approximately $325,000 resulted from increased equipment maintenance costs and additional marketing costs at those sites.

         Interest expense, net of a decrease in interest income of approximately $78,000, has decreased by approximately $290,000. This reduction in interest expense resulted primarily from the reduction of debt related to the sale of three sites in 1998 and 1997 of approximately $260,000 and the retirement of debt in the normal course of business of approximately $99,000 offset by increased interest expense at the new site opened in New Orleans, LA in 1998 of approximately $69,000.

         Depreciation and amortization for 1998 was approximately $1,544,000 as compared to approximately $1,789,000 in 1997. This reduction of approximately $245,000 was primarily related to the sale of three sites during 1997 and 1998.

Loss on Sale of Subsidiary:

         Effective June 1, 1998, the Company sold its 35% interest in Central Imaging of Yonkers, NY incurring a loss on the sale of $743,000. The loss consisted of unrecoverable investment in and advances to Central Imaging.

Restructuring of Note Receivable:

         On March 3, 1998, the Company restructured the promissory note receivable for the sale of Prime Contracting Corp. to a related party as follows: $200,000 in cash payable over 36 months, plus interest calculated at prime plus 1% and the 36 month option to purchase 250,000 shares of the related party stock at $.05 per share. The Company recorded a loss from note receivable restructuring in the approximate amount of $748,000.

LIQUIDITY AND CAPITAL RESOURCES:

         The Company has a working capital deficiency of $1,108,507 at June 30, 1999 as compared to a working capital deficiency of $1,963,000 at December 31, 1998.

         In March 1998, the Company sold to KFC Venture LLC, 15% of Open MRI and Imaging Center of Metaire, LLC for $250,000 payable $100,000 upon execution of the agreement and $25,000 a month for six months. Under the terms of the agreement, $125,000 of the $250,000 must be paid back to KFC Venture LLC without interest before any profits can be distributed. Until such time, all distributions shall be divided equally with 50% of said distribution being paid to KFC Ventures, LLC as a return of its initial capital investment up to the amount of $125,000 and the other 50% of said distribution being distributed to the members in accordance with their percentage interests in the Company.

         On May 7, 1998, the Company entered into an agreement to sell 70% of its 72% ownership of Open MRI of Morristown, Joint Venture (Open MRI) for $300,000. The terms required $100,000 payable at signing, and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998, all of which were paid. The Company retained the option to repurchase from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation (related party), the 70% interest upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.

         On August 20, 1998, the Company, ADS Investment Corp. and Oak Knoll Management Corporation (related party) modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of the Company's 72% ownership of Open MRI. The loan is due and payable on September 30, 1998. The agreement also requires the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of the Company be replaced by September 30, 1998 as a condition of satisfactory settlement of the loan, which was completed. For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI will remain the property of the lending parties.

         On September 30, 1998 the Company effectively sold 70% of its interest in Open MRI for $300,000 and the purchaser's agreement to provide the Company's creditor, DVI Business Credit, personal guaranties of the principals of purchaser in an amount not to exceed $150,000. The Company recorded a gain on this transaction in the amount of $30,171. The Company has retained a 2% ownership interest in Open MRI.

         In September 1998, the management contract with Southern Medical Consultants LLP was terminated for the management of Open MRI of Metaire. According to the letter agreement of March 30, 1998, if Southern Medical is not active in the site nor managing the site through the end of the lease payments, then no stock transfers will be made. No stock transfer has been made.

         During 1998, the Company refinanced the following sites:

                                            OLD              NEW             DECREASE

Passaic Beth Israel MRI                     $45,255        $24,557           $20,698
South Jersey Imaging                         37,267         23,217            14,356
South Plainfield Imaging                     36,350         13,207            22,943
                                                                            --------
               Monthly reduction in debt funding                             $57,997
                                                                            --------
                                                                            --------

         On an annual basis the above refinancing results in a cash savings of $695,694. All of the above refinanced loans are for sixty (60) months.

         In addition, for the year ended December 31, 1998, the Company reduced the balance of the outstanding accounts receivable working capital line of credit by approximately $635,000 ($1,302,000 to $667,000) and for the six months ended June 30, 1999 the outstanding balance has been further reduced to $543,000. The Company intends to continue to reduce the outstanding principal balance on this line of credit at a rate of 10% of the cash receipts of the applicable imaging centers.

         During 1998, the Company reduced personnel salaries by a total of $443,000, including fringe benefits. The duties of those employees whose jobs were eliminated were reassigned to other Company employees.

         In July 1999, the Company sold 148,694 shares of its common stock to accredited investors in a private placement transaction pursuant to Regulation D Rule 506 of the Securities Act of 1933, as amended. The Company received gross proceeds of $283,000, before offering expenses of approximately $49,590, which the Company intends to use for working capital and general corporate purposes.

         These are the only trends, commitments, events and/or material uncertainties known to the Company.


VALUATION OF ACCOUNTS RECEIVABLE:

         The Company values its uncollected accounts receivable as part of its determination of profit. The Company constantly reviews the accounts receivable valuation. The continuing monthly review, gathering of additional information, as well as changing reimbursement rate, may cause adjustments to the accounts receivable valuation.

YEAR 2000 COMPLIANCE:

         Many computer systems and software products worldwide and throughout all industries will not function properly as the year 2000 approaches unless changed, due to a once-common programming standard that represents years using two-digits. This is the Year 2000 problem that has received considerable media coverage. The Year 2000 readiness of the Company's customers and hardware and software offerings from the Company's suppliers, subcontractors and business partners may vary. The Year 2000 also presents a number of other risks and uncertainties that could affect the Company, including utilities failures, lack of personnel skilled in the resolution of Year 2000 issues, and the nature of government responses to the issues, among others. While the Company continues to believe that the Year 2000 matters discussed above will not have a material impact on its business, financial condition or results of operations, it remains uncertain whether or to what extent the Company may be affected.

                                    BUSINESS

         Modern Medical Modalities was incorporated in the State of New Jersey on December 6, 1989. Modern Modalities Corporation was incorporated in the State of New Jersey on June 4, 1990. The two companies had common ownership, directors and officers. In July 1992, the two companies were merged under the laws of the State of New Jersey, by way of an agreement which accounted for the combination as a tax-free merger. The surviving corporation is known as Modern Medical Modalities Corporation.

         On March 12, 1999, the Company's effected a 1 for 2 reverse split of its common stock.

         Modern Medical Modalities Corporation leases magnetic resonance imaging ("MRI") and computerized axial tomography ("CT Scan") equipment to hospitals and physicians. Additionally, the Company on a clerical and administrative level manages hospital based and physician managed ambulatory centers for third parties who provide medical imaging services. The Company, however, does not perform medical services. The Company offers a full range of services to hospitals or physician clients, including the selection and acquisition of appropriate equipment, the design and supervision of facility construction, the provision and training of technical and support staff, patient billing and collection and the provision of overall marketing and management services. The Company can provide either its full range of services at medical technology centers or a more limited range of services at mobile or fixed sites depending on the needs of its customers.

         The Company presently leases equipment and manages one hospital based MRI site located in Passaic, New Jersey, and six free standing MRI and CT Scan and Diagnostic Imaging ambulatory centers in Louisiana (1) and New Jersey (5). The Company also receives a management fee of 11.25% of gross cash collections from the site in Union, New Jersey for performing management functions. The Company's relationship with the joint-ventures range from 2% through 84% equity interest.

JOINT VENTURES

         UNION JOINT VENTURE

         In July 1990, the Company entered into a Joint Venture Agreement with Union Imaging Associates, Inc. (the "Union Joint Venture") for the purpose of providing magnetic resonance and CT Scan imaging services to radiologists and other medical professionals, including leasing and financing equipment for use in such business. The Union Joint Venture shall terminate upon the earliest of
(i) June 30, 2010, (ii) the sale of the subject business or (iii) mutual agreement of the joint venturers. The Company serves as the managing joint venturer pursuant to the Union Joint Venture Agreement and as such has managerial responsibility for the subject business including, placing of personnel, leasing equipment, budgeting, contracting, billing, paying debts, making lease payments and making distributions to the joint venturers.

         The Company shall continue to serve as managing joint venturer until the Company's liability under the Union Joint Venture's equipment lease with DVI Financial is satisfied. Thereafter, the Company shall continue to serve as the managing joint venturer until the earlier to occur of: (i) the Company's resignation upon 60 days notice to Union Imaging or (ii) 60 days after receipt of notice from Union Imaging that the holders of at least 80% of Union Imaging's stock had voted to terminate the Company as managing joint venturer. For serving as managing joint venturer the Company receives 11.25% of gross collections for a management fee as well as a 10% equity position.

         PLAINFIELD JOINT VENTURE

         In July 1991, the Company entered into a Joint Venture Agreement with Plainfield MRI Associates, Inc. (the "Plainfield Joint Venture") for the purpose of providing magnetic resonance imaging services and equipment to radiologists and other medical professionals, including leasing and financing equipment for use in such business. The Plainfield Joint Venture shall terminate upon the earlier of (i) July 30, 2011; (ii) the sale of the subject business; (iii) termination of the Agreement dated April 25, 1991 with Muhlenberg Regional Medical Center, Inc., and the Plainfield Joint Venture being unable to relocate the subject business to another profitable site; (iv) the subject business being determined unprofitable for 3 consecutive calendar months at the sole discretion of the Company; (v) the repossession of equipment pursuant to the Equipment Lease with DVI Financial dated December 1, 1993; or (vi) mutual consent of the joint venturers.

         The Company serves as the managing joint venturer pursuant to the Plainfield Joint Venture Agreement and as such has managerial responsibility for the subject business including, hiring of personnel, leasing equipment, budgeting, contracting, billing, paying debts, making lease payments and making distributions to the joint venturers.

         The Company shall continue to serve as managing joint venturer until the Company's liability associated with the subject business to DVI Financial is satisfied. Thereafter, the Company shall continue to serve as managing joint venturer until the Company's resignation upon 60 days notice to Plainfield MRI, Inc.

         The interests of the Company and Plainfield MRI, Inc. in the profits and obligations and liabilities under the Plainfield Joint Venture Agreement are 84% and 16% respectively.

         BETH ISRAEL JOINT VENTURE

         In June 1995, the Company entered into a Joint Venture Agreement with Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. to provide certain non-professional services to an MRI facility which was developed by the Company, and is located on the campus of Beth Israel Hospital. The term of the Agreement is for a seven (7) year period with an automatic renewal provision for successive seven year periods. The Company has a 75% interest in the profits, obligations and liabilities under the Joint Venture Agreement.

         METAIRE MEDICAL EQUIPMENT LEASING

         In June 1997, Metaire Medical Equipment Leasing was incorporated in the state of New Jersey, as a 100% owned subsidiary of the Company. In October 1997, Metaire Medical Equipment Leasing Corporation was registered as a Corporation doing business in the State of Louisiana. Under the terms of the venture agreement the Company will receive 100% of the profits and equity of Open MRI of Metaire. The site opened for business in February of 1998. There is an agreement with an unaffiliated group that providing they raise $250,000 and provide other management consideration, they will receive 34% of the site. To date the $250,000 has been raised, but the management obligations have not yet been met.

         In March 1998, the Company sold to KFC Venture LLC, 15% of Open MRI and Imaging Center of Metaire, LLC for $250,000 payable $100,000 upon execution of the agreement and $25,000 per month for six months. Under the terms of the agreement, $125,000 of the $250,000 must be paid back to KFC Venture LLC, without interest. Until such time, all distributions shall be divided equally, with 50% of said distribution being paid to KFC Ventures, LLC as a return of its initial capital investment up to the amount of $125,000 and the other 50% of said distribution being distributed to the members of Open MRI of Metaire, in accordance with their percentage interests in Open MRI of Metaire.

         In September 1998, the management contract with Southern Medical Consultants LLP was terminated for the management of Open MRI and Imaging Center of Metaire. According to the letter agreement of March 30, 1998, if Southern Medical is not active in the site nor managing the site through the end of the lease payments, then no stock transfers will be made. To date no stock transfer has been made.

         SOUTH JERSEY MEDICAL EQUIPMENT LEASING CORPORATION

         On October 12, 1994, Modern Medical Modalities Corporation, formed a New Jersey corporation, South Jersey Medical Equipment Leasing Corp. ("South Jersey Medical").

         On December 29, 1994, South Jersey Medical, which is 100% owned by Modern Medical Modalities Corporation, purchased for $1,550,000 certain assets and liabilities of NRM Imaging Associates, Partnership, an entity that leases MRI and CT equipment. South Jersey Medical will provide space, equipment (MRI and CT Scanner) and non-professional services, including management and billing and collection functions to South Jersey Imaging Associates, P.A. located at 55 East Route 70, Marlton, New Jersey.

         OPEN MRI OF MORRISTOWN

         During February of 1996, the Company under the terms of a joint venture with RMC Consulting Inc. and one individual developed a MRI facility located in Morristown, New Jersey. Under the terms of the agreement, dated October 31, 1995, the Company has the responsibility to make all day to day decisions on behalf of the Joint Venture "Open MRI of Morristown." The term of the Joint Venture shall terminate October 15, 2015 unless the business is sold, or the joint venture is terminated by mutual consent of the participants. The term of the Joint Venture may be extended by mutual written consent of the participants. Under the terms of the Joint Venture the profit distribution is as follows:
Modern Medical Modalities Corporation 72%, RMC Consulting Inc. 18% and Barbara Krasnica 10%.

         On May 7, 1998, the Company entered into an agreement to sell 70% of its 72% ownership of Open MRI of Morristown, Joint Venture (Open MRI) for $300,000. The terms required $100,000 payable at signing and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998. The Company retained the option to repurchase from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation (related party), the 70% interest upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.

         On August 20, 1998, the Company, ADS Investment Corp. and Oak Knoll Management Corporation (related party) modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of the Company's 72% ownership of Open MRI. The loan was due and payable on September 30, 1998. The agreement also requires the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of the Company be replaced by September 30, 1998 as a condition of satisfactory settlement of the loan. For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI will remain the property of the lending parties.

         On September 30, 1998, the Company effectively sold 70% of its interest in Open MRI for $300,000 and the purchaser's agreement to provide the Company's creditor, DVI Business Credit personal guaranties of the principals of purchaser in an amount not to exceed $150,000. The Company recorded a gain on this transaction in the amount of $30,171.

         WEST PATERSON MEDICAL LEASING CORPORATION

         In July 1996, the Company, through its wholly-owned subsidiary West Paterson Medical Equipment Leasing Corporation ("WPMEL"), entered into a lease and management services agreement (the "Agreement") with Advanced Imaging & Radiology Associates, P.A. ("M.D."). WPMEL is a medical practice specializing in diagnostic imaging located in West Paterson, New Jersey. The Agreement provides that WPMEL will lease office space, fixtures and equipment and will provide management services to M.D. over an initial term of five years with a five year renewal option. Under the terms of the Agreement, WPMEL has assumed all debt, expenses and accounts receivable for the site. Subsequently, in February 1997 the Company ordered a Toshiba CT Scan for the site, for $335,000, financed by DVI Financial Services. The CT Scan became operational in the middle of March 1997.

MEDICAL IMAGING INDUSTRY

         The Company has positioned itself to participate in the expanding managed health care market. The Company will continue to aggressively seek to joint venture with hospital and physician managed ambulatory centers. The Company intends to expand its marketing efforts by establishing new sources of patient referrals to its existing centers in the next year. These patient referrals consist of Health Maintenance Organizations (HMO), Preferred Provider Organizations (PPO), Union Contracts and Hospital Contracts.

         The Company has focused on the advanced imaging technologies of MRI and CT Scan. The use of these technologies has grown significantly in the United States during the last several years due to increasing physician acceptance of the value of advanced imaging technologies in the early diagnosis of disease. Hospitals are facing competitive pressures to provide technology and related services despite strict budgetary limitations and are increasingly utilizing third parties, such as the Company, to provide the necessary facility and related services because of the substantial equipment and personnel costs involved.

         Generally, the centers participate in specific HMO or PPO programs because the Company finds that many of the physicians who refer to the centers belong to the HMO or PPO. There are instances when the centers initiate contact with various third parties to provide services to their membership. This is usually the case with the larger insurance plans. In the case of unions or managed care programs contacts are usually made by the benefit managers representing the various programs. Usually, the centers are recommended by the physicians in the area.


         In most cases the Company is approached by a group of physicians or a hospital who are looking to install a MRI or CT scanner. The Company first reviews the location that the equipment is to be placed in and reviews a general outline or business plan. Information that is presented includes other centers in the area, patient financial class, patient demographics in the area served, and potential referring physicians. In the case of a hospital, the Company requests the number of MRI and CT scanning that the hospital sends to other facilities. The Company also contacts neighboring sites to determine the waiting time for scheduling an exam to see if patients are waiting an excessive amount of time for an exam. The Company contacts potential referring physicians to determine if they are experiencing problems with existing facilities and if they would support a new facility. Managed care groups and HMO's are contacted to determine if contracts for providing service are available and to ascertain the membership in the catchment area of the potential new sites. If the site is considered to be positive a request is made to the various equipment manufacturers for a bid on the equipment the Company deems necessary. After all information needed by the Company is received, the Company determines the financial viability of the project. Based on the criteria above, the Company reviews each site to determine if utilization and proliferation of the equipment and services is a concern.

         Medical diagnostic imaging systems facilitate the diagnosis of disease and disorders at an early stage, often minimizing the amount and cost of care needed to stabilize or cure the patient and frequently obviating the need for invasive diagnostic procedures, such as exploratory surgery. Diagnostic imaging systems are based on the ability of energy waves to penetrate human tissue and generate images of the body which can be displayed either on film or on a video monitor. Imaging systems have evolved from conventional x-ray to the advanced technologies of MRI and CT Scan.

         MRI is an advanced imaging system that uses a strong magnetic field and radiowaves to allow physicians to explore the inner workings of the human body. The pictures produced by this technology assist the doctor in detecting and defining the differences between healthy and diseased tissue.

         CT is a specialized method of examining various body parts using x-rays and computer reconstructions to form a cross sectional image. During the exam the x-ray tube travels completely around the body and the computer reconstructs the information to form a cross sectional image. A series of these images, or slices, is taken through the area of interest, providing the physician with a detailed look at structures not otherwise seen with regular x-rays.

         The Company has focused its efforts on leasing and managing fully equipped MRI and CT centers at hospitals and physicians' offices. The use of these technologies has grown significantly in the United States during the last several years due to increasing physician acceptance of the value of advanced imaging technologies in the early diagnosis of disease, the expanding applications of CT and MRI and the growing patient base attributable to an aging population.

         In addition, changes in third party reimbursement systems have resulted in declining profit margins for many hospitals, thus reducing capital available to hospitals, thereby reducing their traditional incentives to purchase or lease equipment and pass such costs through to third parties. By leasing equipment and purchasing services from companies such as the Company, hospitals are able to conserve their limited capital resources for other purposes and reduce the risks associated with technical obsolescence and under utilization of equipment and services.

SERVICES PROVIDED

         The Company offers the full range of services discussed below. The needs of a particular hospital or physician group determine the extent of the services offered in each instance, which the Company can deliver either on a more limited basis or through a full service medical technology center. Each site is staffed by administrative, technical and support personnel. In addition, a physician and a physician group provide professional services and interpret MRI or CT scans at each site. The Company does not engage in the practice of medicine. Such physicians are not employees of the Company. However, the most significant cost of operating an imaging center is the capital and finance costs of equipment.

         The Company provides equipment and related services, technical and support staffing, marketing, patient scheduling, billing and collection and management in all of the Company's sites located throughout New Jersey and at the Company's new site in New Orleans, Louisiana.

         EQUIPMENT AND RELATED SERVICES. The Company consults with its potential clients and existing clients to identify the equipment best suited to meet the client's needs on a cost-effective basis. The Company then acquires the equipment through lease/purchase agreements. In addition, the Company assists the hospital or physicians and their personnel in complying with licensing and other regulatory requirements, which consist of all applicable county building permits and architectural filings as well as filing all necessary equipment registration forms with the applicable state agencies. The Company supervises the installation and testing of the equipment and provides periodic inspection of the equipment at the facility. The Company undertakes to maintain its clients' equipment and typically enters into agreements with equipment manufacturers or other third parties for the delivery of maintenance services.

         TECHNICAL AND SUPPORT STAFFING. The Company provides technologists who operate the equipment at the facility. The Company trains and provides on-going safety instruction and educational programs for its technologists as well as the hospital's technologists. The Company also provides clerical personnel to provide administrative duties such as scheduling and answering phone inquiries.

         MARKETING. The Company provides its customers with marketing services, including the design and formulation of a marketing program for each facility to inform physicians in the community as to the technology and services available at the facility. The Company also provides marketing personnel who market patient referral sources, including HMOs and other health plans.

         PATIENT SCHEDULING, BILLING AND COLLECTION. At the medical technology centers, the Company schedules patient appointments, prepares all patient billing and is responsible for collection. In providing billing and collection services, the Company bills the patients directly and, therefore, assumes the credit risk on such billings and any delays attendant to reimbursement through governmental programs or third party payors. The Company also is responsible at the centers for related administrative and recordkeeping functions and all management information services.

         MANAGEMENT. The Company assumes full managerial responsibility and control over facility operations, including all of the foregoing services, at medical technology centers.

DELIVERY OF SERVICES

         The Company delivers its services to its customers through either contractual arrangements with hospitals and clinics or medical technology center arrangements with hospitals or physician groups, as discussed below. The Company may form imaging centers utilizing a variety of ownership vehicles. Presently, the Company operates its sites under joint venture agreements. Other structures, which may be used in a center can be one of the following:

         PARTNERSHIP. The Company forms a partnership with another entity such as a hospital, physician group or the like. The costs associated with the project can be assumed by the Company or apportioned to each partner. The Company provides the management and receives a management fee in addition to having an ownership position.

         MEDICAL TECHNOLOGY CENTERS. The Company will establish a medical technology center within a Hospital Center or with a physician group ("Radiology Group Center") through which the Company will offer its full range of services. A Hospital Center involves only the Company and a hospital, whereas a Radiology Group Center generally involves the Company (as managing general partner), and a radiology physician group. A Hospital Center is located on a hospital campus, is affiliated with that hospital and provides both inpatient and outpatient services; whereas a Radiology Group Center is a free standing center that is not affiliated with a hospital and engages primarily in outpatient services.

         When the Company enters into a joint venture with a Hospital the provisions of the HHS "Anti-Kickback" rules and the AMA policy on self referral do not generally apply. (See "Licenses, Governmental Reimbursement and Regulations"). The Hospital does not receive a percentage of profits for allowing the Company to operate its equipment at the facility.

          FEE-FOR-SERVICE. When a hospital requires the Company's services, but wishes to maintain overall control of the delivery of such services and of the service facility, the Company may contract to provide its services on a fee-for-service basis. Under this arrangement, the Company typically furnishes the hospital with the appropriate equipment, facility and marketing services and staffing on an as-needed basis. In a typical fee-for-service arrangement, the Company bills the hospital only for the number of patient procedures performed each month. The Company charges the hospital for the Company's services and is not involved in managing the facility. The Company currently has no fee-for-service arrangement.

         If the Company enters into fee-for-service contracts, these contracts will typically have a term ranging from two to five years. During the term of the contract, the hospital will grant to the Company the exclusive right to provide the particular service at the hospital. The Company does not expect to have any minimum payment requirements in its fee-for-service contracts. The Company therefore assumes the risk that revenues generated in respect of its equipment may not be sufficient to discharge the Company's financial obligations to lenders and lessors and other costs of operations. The Company typically finances its acquisition of equipment and matches the amortization period of such financial obligations to the term of the hospital contract. However, the amortization period for a specific piece of equipment may extend beyond the term of the related contract, requiring the Company to finance any resulting negative cash flow. The Company attempts to manage these risks by reviewing a prospective hospital's utilization history and prospects and, through its sales force, remarketing equipment upon termination of contracts.

         A hospital requiring part-time service will engage the Company to schedule its mobile unit to be on location at the hospital at prescribed times. The Company maintains a mobile unit which is a custom-designed vehicle that is a totally self-contained facility.

          RADIOLOGY GROUP CENTERS. The Company began its medical technology center operations by establishing free standing, outpatient imaging centers with groups of radiologists. The Company does not at present utilize services with the hospitals. Set forth below is a table of the Company's centers, listing their respective services.

                                              SERVICES BY TECHNOLOGY

RADIOLOGY GROUP CENTERS                             MRI          CT SCAN        DIAGNOSTIC IMAGING
Union, New Jersey(1)                                Yes          Yes            No

South Plainfield, NJ(4)                             Yes          No             No

Marlton, New Jersey                                 Yes          Yes            Yes

Open MRI of Morristown(2)                           Yes          No             Yes

                                       24

West Paterson Medical Equipment                     No           No             Yes
  Leasing Corp.(3)

Metaire Med. Equipment Leasing                      Yes          No             No

                                                ------------------------------------
                                            MEDICAL TECHNOLOGY CENTERS

Passaic, New Jersey(5)                              Yes          No             No

----------------
(1) This joint venture was organized on June 22, 1990 for the purpose of providing MRI and CT services to medical professionals. The joint venture has two joint-venturers, the Company, the managing joint venturer, and Union Imaging Associates Inc. ("UIA"). The Company has a 10% interest and UIA has a 90% interest in the Joint Venture.

(2) This Joint Venture was organized in October 1995 for the purpose of providing MRI services to Medical professionals. The Joint Venture has three joint ventures: the Company, RMC Consulting, Inc. and Barbara Krasnica. In September 1998, the Company sold 70% of its 72% ownership interest for $300,000 and certain other conditions. See "Certain Relationships and Related Party Transactions."

(3) In July 1996, the Company through its wholly-owned subsidiary entered into a lease and management service agreement with Advanced Imaging and Radiology Services P.A. to provide office space, fixtures and diagnostic imaging equipment to the P.A. for five years with a renewal for five years.

(4) This Joint Venture was organized on July 30, 1991 for the purpose of providing MRI services to medical professionals. The Joint Venture has two venturers, the Company, the managing joint-venturer, and Plainfield MRI Associates, Inc. ("PMA"). The Company has an 84% interest and PMA has a 16% interest in the joint venture.

(5) This Joint Venture was organized in June, 1995 for the purpose of providing MRI services to medical professionals. The Joint Venture has two venturers, the Company, the managing joint-venturer and Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. ("PBI"). The Company has a 75% interest and PBI has a 25% interest in the joint venture.

         Each of the above agreements involved an initial financial commitment on the part of the Company ranging between $1 million and $3 million per center, which includes equipment, installation, facility construction and start-up working capital. Equipment, which is generally leased, represents the greatest commitment by the Company. The Company's commitment is offset only by such revenues as are generated from the utilization of the center.

         HOSPITAL CENTERS. The Company had embarked on a program to establish additional medical technology centers ("Hospital Centers") in conjunction with hospitals by entering into arrangements to operate full service Hospital Centers located in or near hospital campuses. The Company's first Hospital Center opened on June 28, 1991 and the Passaic site on October 14, 1992, both of which were subsequently closed.

         In addition to the equipment and facility services provided in its arrangements, the Company provides at a medical technology center all technical and support staffing; expanded marketing services; patient scheduling, billing and collection services; management information systems; and overall management.

GROWTH STRATEGY AND MARKETING

         The Company markets its services to physicians and hospitals through various methods. These include telemarketing, direct solicitation, direct mail, sponsorship of in service education programs for physicians and technical staff, and personal visits to physician offices. The Company also attends many of the large radiology shows throughout the country.

         The Company is pursuing a strategy of seeking new Hospital Centers and physician managed ambulatory centers. Its target markets also include hospitals without a diagnostic imaging facility, to which the Company can offer its part-time mobile units. The Company will engage in intensive marketing in areas of specialized physician groups, chiropractors, health maintenance organizations
(HMO), preferred provider organizations (PPO), union locals, municipalities and insurance companies. The Company currently negotiates discounts with large suppliers of patients as allowed by law. The Company's objective is to respond to the concerns of spiraling health care costs while maintaining quality of care to the patient. This is attainable based on the premise that increased volume results in a reduction of cost per can which is passed along to the Company's contracted clients.

         The Company applies a variety of criteria in evaluating each prospective hospital customer. These criteria include the extent of the hospitals' present diagnostic imaging services; its competitive environment; the size and type of hospital; the number of referring physicians and their specialties; the patient volume and the nature of the payors (private insurance programs, government reimbursement programs or other health or medical organizations).

         The Company's plan of operation will be to continue to expand the equipment use of its current customers during the remainder of this year. The Company will, with its direct marketing efforts, continue to seek for new clients, whether through acquisition of sites or startups.

TECHNOLOGY SOURCES

         The Company obtains its medical equipment and ancillary supplies from various manufacturers, including General Electric, Toshiba, Siemens, Philips, Picker, Hitachi, DuPont and Kodak. The Company is not dependent on any one supplier and believes that it has good relationships with its suppliers.

         Equipment acquisition costs can range dramatically depending upon the model and peripheral equipment acquired. Currently, MRI equipment ranges from $1,000,000 to $2,000,000, extremity RI and CT equipment currently ranges from $300,000 to $800,000.

         Installation and maintenance costs on the equipment can be substantial, particularly with respect to MRI units. Installation costs can range from $250,000 to $500,000 for an MRI unit depending on the particular installation circumstances. Maintenance costs on such a unit can be as high as $200,000 per year.

The Company typically enters into agreements with equipment manufacturers or other third parties for equipment maintenance.

         Equipment is financed by the Company (typically with a five year term) with lenders and lessors, with equipment serving as security for the loans. The Company's acquisition methods (purchase or lease) will depend upon the specific circumstances of each transaction.

SUPPLIES

         The Company's equipment and supplies are available from a variety of sources. The loss of no single supplier would be expected to have a material adverse effect on the Company.

LICENSES, GOVERNMENTAL REIMBURSEMENT AND REGULATIONS

         LICENSES. Since the Company leases MRI and CT equipment as well as providing clerical and administrative services to hospital based and physician managed ambulatory centers, its activities are not subject to material governmental regulation. The Company does not perform medical services. However, the government regulations do apply to the Company with respect to payment on third party Medicare and Medicaid reimbursement. The Company is subject to the "Anti-Kickback" Laws, the "Stark Bill" as well as in New Jersey, the Health Care Cost Reduction Act which are discussed herein. In the future, however, the Company may be required to maintain licenses or certificates of need issued by individual states. A number of states require hospitals to obtain a Certificate-of-Need ("CON") prior to the acquisition of major medical equipment. The CON programs vary considerably from state to state, but all attempt to regulate the acquisition of expensive medical equipment purchases involving technologies whose capital costs exceed some specified threshold or whose introduction at the hospital represents a significant change in services. Some states also regulate the acquisition of diagnostic imaging equipment indirectly through rate commissions which prescribe hospital rates. To date, the CON laws and regulations and state rate commissions have not had a material effect on the Company's business, although there is no assurance that such laws and regulations will not change or that rate commissions will not take actions that may adversely affect the Company's business.


         To the best of the Company's knowledge, there are no current regulations in the State of Maryland that adversely affect or are material to the Company's operations. The State of Maryland has recently passed legislation that restricts physicians from being investors in imaging centers. There are no physician investors who will refer patients in the Bowie, Maryland Joint Venture.

         GOVERNMENT REIMBURSEMENT. In major areas of its business, the Company relies for payment on third party (in large part governmental) reimbursement. Its charges are predominantly paid either directly by third party payors or by its clients which in turn receive reimbursement from such sources.

         Medicare and Medicaid reimbursement regulations require that purchased diagnostic services be billed directly by the physician. This regulation allows a physician to bill and collect directly for services. Medicare regulations call for predefined fee schedules to be used for all medicare approved patients. The difference between the amount the Company charges and the limiting charge must be written off or disallowed. Medicare, for assigned patients, will pay 80% of the allowed amount, the remaining 20% is the patient's or a co-insurer's responsibility.

         The centers that the Company is affiliated with all participate in many reimbursement programs such as Medicare and Medicaid as well as other private insurers. Under these arrangements the Center agrees to accept the approved amount of reimbursement from each individual payor. Monthly statements are only sent out when allowed by contractual arrangements with the insurers.

         REGULATIONS. In order to curb the potential for fraud and abuse under the Medicare and Medicaid programs, Congress has enacted certain laws (the "Anti-Kickback Laws") prohibiting the payment or receipt of any remuneration in return for the referral of patients to a healthcare provider for the furnishing of medical services or equipment, the payment for which may be made in whole or in part by the Medicare or Medicaid programs. New Jersey, as well as other states, have enacted similar state laws. The Anti-Kickback Laws apply to both sides of the referral relationship: the provider making the referral and the provider receiving the referral. Violation of the Anti- Kickback Laws is a criminal felony punishable by fines of up to $25,000 and/or up to five years imprisonment for each violation. Federal law also permits the Department of Health and Human Services ("HHS") to assess civil fines against violators of the Anti-Kickback Laws and to exclude them from participation in the Medicare and Medicaid programs. These civil sanctions can be imposed in proceedings that do not involve the same procedural requirements and standards of proof as would be required in a criminal trial.

         The Anti-Kickback Laws are broadly drafted and judicial decisions rendered thus far, while made in the context of overt payments explicitly in exchange for referrals, have broadly interpreted the scope of these laws.

         Several federal courts considering the issue, including the U.S. Court of Appeals having jurisdiction over New Jersey, have concluded that the Anti-Kickback Laws would be violated if "any purpose" of a challenged economic arrangement is to induce or pay for referrals, no matter how incidental that purpose may be or how many other legitimate purposes may exist for the arrangement in question. Accordingly, many types of business relationships between healthcare providers, including investments in healthcare providers by physicians, hospitals or others who are in a position to refer patients could be held to fall within the prohibitions of the Anti-Kickback Laws or similar state laws.

         The American Medical Association (the "AMA") has reaffirmed its original Guidelines which were issued on May 6, 1992, which stated that physicians should not refer patients to a health care facility outside their office in which they do not have an active participation and only a passive investment interest. These are ethical rules and recommendations of the AMA and they do not have a binding legal effect.

         HHS has adopted regulations specifying "safe harbors" for various payment practices between providers and their referral sources. If a payment practice were to come within the safe harbor and were not a "sham" to circumvent the law's requirements, it would not be treated as an illegal Medicare/Medicaid kickback or grounds for exclusion from the Medicare/Medicaid programs. While failure to fall within a safe harbor does not mean that the practice is illegal, HHS had indicated that it may give such arrangements closer scrutiny. In their present form, no safe harbor would cover an investment interest in the Company. The Company cannot predict whether other regulatory or statutory provisions will be enacted by federal or state authorities which would prohibit or otherwise regulate referrals by physicians to the Company thereby having a material adverse effect on the Company's operations.

         The federal "Ethics in Patient Referrals Law of 1989", often referred to as the "Stark Law", prohibited a physician with a "financial relationship" with an entity that furnishes clinical laboratory services (or a physician with an "immediate family member" with such a relationship) from making a referral to that entity for clinical laboratory services for which payment may be made under that entity for clinical laboratory services for which payment may be made under Medicare. It also prohibited that entity from billing Medicare, an individual, a third party payor, or other entity, for an item or service furnished pursuant to a prohibited referral. It required any entity that collects any amounts as a result of such a billing to refund those amounts. The law provided certain exceptions, namely, certain situations that would not constitute referrals, and certain situations that would not constitute a "financial relationship."

         Later amendments to the Stark law extended the original prohibition on referrals and billing to cover ten additional "designated health services," in addition to clinical laboratory services, and extended the ban to services payable under Medicaid, both beginning with referrals made after December 31, 1994.

         The "designated health services" are clinical laboratory services; physical therapy services (including speech language pathology services); occupational therapy services; radiology services (including any diagnostic test or treatment using x-rays, ultrasound or other imaging services, CT scan, MRI, radiation or nuclear medicine, however, excluding invasive radiology where the imaging modality is used to guide a needle, probe or catheter (such as cardiac catheterization), and thus is clearly incidental to a separate major procedure; also excluding screening mamography); radiation therapy services and supplies; durable medical equipment and supplies; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics, and prosthetic devices and supplies; home health services provided by a home health agency; outpatient prescription drugs; inpatient and outpatient hospital services, whether provided by the hospital or by others under arrangements with the hospital for which by the hospital or by others under arrangements with the hospital for which the hospital bills, but not including services provided by the hospital under a separate license, such as home health care or physical therapy provided by a hospital-owned home health agency or skilled nursing facility.

         In 1991, New Jersey enacted the Health Care Cost Reduction Act, or so-called "Codey Bill", (N.J.S.A. 45: 9-22.4 et seq.) which provided in part that a medical practitioner shall not refer a patient, or direct one of its employees to refer a patient, to a health care service in which the practitioner and/or the practitioner's immediate family had any beneficial interest. The bill specifically provided that for beneficial interests which were created prior to the effective date of the Act, July 31, 1991, the practitioner could continue to refer patients, or direct an employee to do so, if the practitioner disclosed such interest to his patients. The disclosure must take the form of a sign posted in a conspicuous place in the practitioner's office informing the patients of such interest and stating that a listing of alternative health care service providers could be found in the telephone directory. All physicians who refer in the sites in New Jersey and also have a financial interest in those sites have a sign posted as mandated by the law.

         Under the present "Stark Bill", a physician who has a financial relationship with an entity may not make a referral to the entity for the furnishing of clinical laboratory services for which payment is made under the Medicare or Medicaid programs. The Stark Bill, passed with an effective date of January 1, 1995, will expand the application of the Medicare ban on self-referrals after December 31, 1994. The Stark Bill also extends the self-referral ban to physical therapy services, radiology services including MRI and CT Scans, ultrasound services, radiation therapy services and the furnishing of durable medical equipment, the furnishing of parenteral and enteral nutrition equipment and supplies, the furnishing of out-patient prescription drugs, ambulance services, home infusion therapy services, occupational therapy services and in-patient and out-patient hospital services (including services furnished in a psychiatric or rehabilitation hospital). As of the date of this filing, the Company has not experienced any material adverse effects of limited Medicare and Medicaid referrals.

         Presently there is physician investor ownership in two of the sites in which the Company participates. The Stark Bill provides that a physician who has a financial relationship with an entity cannot make a referral to the entity for the furnishing of various radiology services including MRI and CT services. Under the provision of the Bill, those physicians which invest in the Company's sites will not be allowed to make referrals of which Medicare and/or Medicaid payments are made.

          For the two sites that the Company participates in, the Medicare/Medicaid percentage for physician investors for Union Imaging Associates is approximately 4.8% and Plainfield M.R.I. Associates is approximately 2%. The third site, Doctors Imaging Associates does not have physician investors who refer patients. Based upon the low utilization of Medicare/Medicaid volume of physician investors the Company has no plans to restructure any of its physician investor sites. Any new sites that the Company may develop in the future will not have any referring physician investors.

COMPETITION

         The Company faces competition from various other companies ranging from small local companies to those operating on a regional or national scale. Although these companies may be more experienced or have more financial resources at their disposal, the Company competes in the marketplace on the basis of its performance in the industry, its reputation for the quality of its services and its expertise in tailoring the structure of its contractual arrangements and services to meet the specific needs of its customers. The Company believes that few of its competitors provide the Company's range of services from full service medical technology centers to more limited mobile and fixed site arrangements. The Company maintains close working relationships with three major equipment manufacturers. Representatives of these manufacturers have been introducing the Company to various clients in an effort to arrange joint ventures and then sell equipment.

         The Company's imaging centers compete for patients with other hospitals and radiology groups in their area. These centers and hospital customers compete on the basis of efficiency and service.

INSURANCE

         The Company carries general liability insurance with coverage of up to $1,000,000 per claim and a commercial umbrella policy of $10,000,000. The Company believes that such coverage is adequate. Additionally, the Company maintains general liability, commercial umbrella and insurance for the replacement of all leased equipment at each of its facilities.

EMPLOYEES

         As of June 30, 1999, the Company employed 37 persons on a full-time basis and 21 persons on a part time basis. The following table reflects the employees per facility:

                                                     TOTAL            FULL-TIME          PART-TIME

                                      30


Modern Medical (Corporate)                            13                 12                  1

Marlton                                               10                  6                  4

Morristown                                             3                  2                  1

West Paterson                                          6                  2                  4

JOINT VENTURES

South Plainfield                                       3                  2                  1

Union                                                 19                 11                  8

Passaic                                                4                  2                  2

Total:                                                58                 37                 21
                                                      --                 --                 --
                                                      --                 --                 --

LEASE AGREEMENTS AT JOINT VENTURE SITES

         The Company as managing Joint-Venturer has entered into an equipment lease/purchase agreement with a non-affiliated party, DVI Financial, dated December 1, 1993 ("Equipment Lease") which provides for the lease/purchase of one Picker 1.OT mobile MRI unit in a Calumet Coach payable over a 60 month term with payments each of $36,350 which is being charged as an expense of the Company. On June 15, 1998, the Company refinanced the lease purchase of the Picker 1.OT mobile MRI unit, reducing its monthly rental payment to $13,407 per month for a period of thirty-six (36) months. The Company is current in all its payments. This leased equipment is presently located at the Muhlenberg Regional Medical Center in Plainfield, New Jersey.

         The Company, as managing Joint-Venturer, has entered into an equipment lease/purchase agreement with a non-affiliated party, DVI Financial, dated December 1, 1993 ("Equipment Lease") which provides for the lease/purchase of MRI and CT equipment payable over a 60-month term with payments each at $44,331 which was charged as an expense of the business and was paid in full in 1998. The leased equipment is presently located in Union, New Jersey. The Company financed an Open MRI in Union, New Jersey in 1996 which is payable over a 60 month term at $23,403 per month. The Company is current in all of its payments.

         The Company, as managing Joint-Venturer, has entered into an agreement with a non-affiliated party Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. to provide certain non-professional services to a MRI facility which was developed by the Company and is located on the campus of Beth Israel Hospital. This agreement is for a 60-month term with payments each of $38,245. The Company is current in all of its payments.

         During the last quarter of 1998, the Company refinanced its lease with DVI Financial Services for the Beth Israel MRI Center. Under the terms of the refinancing the Company extended the lease/purchase with DVI for sixty months for the unpaid balance. The resulting refinance will lower the monthly payments from $38,245 to $21,159.

         During the last quarter of 1998, the Company refinanced its lease with DVI Financial Services for the South Jersey Equipment Leasing Corporation site in Marlton, New Jersey. Under the terms of the refinancing, the Company extended the lease/purchase with DVI for sixty months for the unpaid balance. The resulting refinance will lower the monthly payments from $35,092 to $23,271.

LEGAL PROCEEDINGS

         The Company has been named in a legal suit brought by Stephen Findlay, former President of Prime Contracting, one of the Company's former subsidiaries. Mr. Findlay alleges that he is due certain monies pursuant to his employment agreement, under which he was terminated from the present owners of the subsidiary. The Company believes it has meritorious defenses and will rigorously defend the suit.

         The Company has been named as a defendant in bankruptcy court by the estate of a former member of Detex Services. The Estate claims that the Company did not fulfill its obligations under a letter of intent. The Company believes it has meritorious defenses and intends to rigorously defend its position.

         Other than the above, the Company is not a party to any material legal proceedings.

                                   MANAGEMENT

         The officers and directors of the Company, and further information concerning them, are as follows:

NAME                                        AGE               POSITION
----                                        ---               --------
Roger Findlay                               51                Chairman of the Board of Directors and President

Jan Goldberg                                48                Vice President, Principal Accounting Officer,
                                                              Treasurer and Director

Gregory Maccia                              45                Vice President, Secretary and Director

Fred Mancinelli                             56                Director

Carl Gedeon                                 48                Director

             Each of the above officers and directors shall hold office until the next annual meeting of the Company's shareholders and until a successor is elected and qualified.

             ROGER FINDLAY is a co-founder and has been Chairman of the Board of Directors of the Company since its inception in June 1990. In March 1999, Mr. Findlay was appointed President of the Company. Since 1989, Mr. Findlay has also been co-founder of Technology Services, Inc., a software support company for medical offices and commercial accounts. Since 1986, he has also been founder and President of Northern New Jersey Medical Management, a general partner of a diagnostic imaging center. From 1986 to 1989, Mr. Findlay was President of Advacare, Inc., a practice management and physician billing company. He was co-founder and President of Effective Management Services, Inc., from 1984 to 1986, which provided facilities management and custom programming for hospitals, universities and physician groups. Mr. Findlay, from 1984 to 1986, was also co-founder and President of Medical Accounts Management Services, a software development company. From 1984 to 1986, Mr. Findlay was chief operating officer of NMR of America, Inc., a publicly traded company engaged in operating MRI sites. Mr. Findlay, from 1972 to 1986, was President and co-owner of Medical Billing Services, Inc.

             JAN GOLDBERG is a co-founder and was Secretary, Treasurer and Director of the Company until November, 1992. Since November 1992, Mr. Goldberg has been the Vice President, Treasurer and Director of the Company. From 1989 to 1990, Mr. Goldberg was founder and President of GPM, Inc., a physician billing organization with offices in Florida and New York. From 1987 to 1988, Mr. Goldberg was operations manager for Advacare, Inc., a practice management and physician billing company. From 1984 to 1987, Mr. Goldberg was manager of a multi-specialty radiology practice, BBS Billing, Inc. an east coast diagnostic physician group which had contracts with hospitals in New York as well as their own private offices and outpatient facilities. From 1974 to 1984, Mr. Goldberg held various positions with Blue Cross as well as with hospitals in the New York area. Mr. Goldberg was involved in setting up fee-for-service reimbursement systems and was involved in various aspects of hospital administration.

             GREGORY MACCIA is a co-founder of the Company and was Vice President and Director until November, 1992. Since November 1992, Mr. Maccia has been the Vice President, Secretary and a Director of the Company. Mr. Maccia has also been President of Technology Services, Inc., a software design and facilities management company for medical and commercial accounts since 1989. From 1986- 1989, Mr. Maccia was Vice President of Advacare, Inc., a national practice management and physician billing company. Since 1986, Mr. Maccia has been co-founder of Northern New Jersey Medical Management, Inc. He was co-founder and Vice President of Medical Accounts Management Services, Inc.
(MAMS) from 1984 to 1986 which developed and sold physician, outpatient and clinical billing software systems. Mr. Maccia, from 1984 to 1986, was co-founder and Vice President of Effective Management Services, Inc. (EMS), which provided custom programming and facilities management with contracts to hospitals and universities in the tri-state area as well as collection agencies and non-medical entities. From 1977 to 1984, Mr. Maccia owned and managed his own consulting company.

             FRED J. MANCINELLI was appointed to the Board of Directors of Modern Medical Modalities on March 3, 1998. Since 1988 Mr. Mancinelli has been President of CBS Business Forms and Printing, Inc., a privately owned marketing, printing and forms corporation located in Cedar Knolls, New Jersey. From 1971 to 1988, Mr. Mancinelli was Vice President of Sales for New Jersey for Computer Business Supplies, Inc. He purchased the New Jersey Branch office in 1988 and has concentrated on meeting the total business forms and printing requirements of over 350 customers. He is responsible for the administrative management, marketing, cash flow analysis and sales for the Company. From 1962 to 1971, he was employed by Autographic Business Forms, serving as Communications Manager from 1962-1964, salesman from 1964-1968 and the New Jersey regional sales manager from 1968-1971.

             CARL GEDEON was appointed to the Board of Directors on March 3, 1998. Mr. Gedeon has over twenty years of experience in the medical support business, concentrating on sales with an emphasis on unique design, financing and problem solving for diagnostic imaging centers. Currently Mr. Gedeon is founder and president of MedSpace, Inc., a company that specializes in the design and manufacture of state of the art building systems utilized to house diagnostic imaging equipment. Previously, Mr. Gedeon was vice president of a major modular office company specializing in medical systems throughout the United States.

EXECUTIVE COMPENSATION

          The following table sets forth all cash compensation for services rendered in all capacities to the Company, for the year ended December 31, 1998 (referred to as "1998" in this table), the year ended December 31, 1997 (referred to as "1997" in this table) and the year ended December 31, 1996 (referred to as "1996" in this table) paid to the Company's Chief Executive Officer. There were no other executive officer's or other persons whose compensation at the end of the above 1998, 1997 and 1996 years whose total compensation exceeded $100,000 per annum. Roger Findlay was appointed President of the Company in March, 1999. Dominic Gugliemi served as the Company's President from August 1998 to March 1999.


                                                                     RESTRICTED                    ALL OTHER
NAME AND PRINCIPAL                                                     STOCK                       COMPEN-
POSITION                   YEAR             SALARY            BONUS    AWARDS     OPTIONS/SARS     SATION(1)
--------                   ----             ------            -----    ------     ------------     ---------
Roger Findlay              1998             $118,215           -0-      -0-            -0-          $5,550
Chairman and CEO           1997             $ 38,462           -0-      -0-            -0-          $6,480
                           1996             $111,538           -0-      -0-            -0-          $5,916

Dominic Gugliemi           1998             $ 20,959           -0-      -0-            -0-          $1,500
  President                1997             $ 48,769           -0-      -0-            -0-          $2,700
                           1996                -0-             -0-      -0-            -0-            -0-

------------

(1) Includes the cost of the use of automobiles leased by the Company, the cost of benefits, including premiums for life insurance and any other personal benefits provided by the Company to such persons in connection with the Company's business and directors fees.

STOCK OPTION PLAN

           In July 1999, the board of directors and shareholders adopted the 1999. Stock Option Plan, pursuant to which 500,000 shares of common stock are provided for issuance. None of such options have been granted to date.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

           We shall, to the fullest extent permitted by the laws of the State of New Jersey, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information as of September 8, 1999 with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock of the Company, each officer and director of the Company and all officers and directors as a group. The table does not include securities exercisable into common stock that have not yet vested or are not exercisable within 60 days of the date hereof. Unless otherwise indicated, the address of each such person or entity is 1719 Route 10, Suite 117, Parsippany, New Jersey 07054.

NAME AND ADDRESS                            NUMBER OF SHARES           PERCENTAGE OF
OF BENEFICIAL OWNER                         BENEFICIALLY OWNED(1)      COMMON STOCK
-------------------                         ---------------------      ------------
Roger Findlay                               118,048                       4.8%

Jan Goldberg                                118,046                       4.8%

Gregory Maccia                              118,046                       4.8%

Fred Mancinelli                               -0-                         0.0%

Carl Gideon                                   -0-                         0.0%

All officers and directors                  354,140                      14.4%
as a group (5 persons)

-------------
(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

           The Company believes that the transactions set forth below were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. All future transactions, including any loans between the Company and any of its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

           Doctors Imaging Associates, a Joint Venture whose financial statements are consolidated with those of the Company has received net non-interest bearing advances from Doctors Imaging Associates, Inc., a joint venture, totaling $225,717 and 240,751 at December 31, 1995 and December 31, 1994, respectively. Doctors Imaging Associates, Inc. is obligated to advance up to $250,000 from time to time for working capital as the Company deems necessary. These advances are to be repaid prior to any distribution of profits to the joint venturers.

           On May 7, 1998, the Company entered into an agreement to sell 70% of its 72% ownership of Open MRI of Morristown, Joint Venture (Open MRI) for $300,000. The terms required $100,000 payable at signing, and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998, all of which were made. The Company retained the option to repurchase from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation, which is owned by Alice Findlay, the wife of Roger Findlay the Company's President, the 70% interest upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.

           On August 20, 1998, the Company, ADS Investment Corp. and Oak Knoll Management Corporation modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of the Company's 72% ownership of Open MRI. The loan is due and payable on September 30, 1998. The agreement also required the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of the Company be replaced by September 30, 1998 as a condition of satisfactory settlement of the loan, which was completed. For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI will remain the property of the lending parties.

           On September 30, 1998, the Company effectively sold 70% of its interest in Open MRI for $300,000 and the purchaser's agreement to provide the Company's creditor, DVI Business Credit, personal guaranties of the principals of purchaser in an amount not to exceed $150,000. The Company recorded a gain on this transaction in the amount of $30,171. The Company has retained a 2% ownership interest in Open MRI.

                            DESCRIPTION OF SECURITIES

           The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.0002 par value per share. As of the date hereof, the Company has 2,446,465 shares of Common Stock outstanding. All outstanding shares of capital stock of the Company are fully paid and non-assessable.

COMMON STOCK

           The holders of Common Stock: (i) have equal rights to dividends from funds legally available therefore, when and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) do not have preemptive, subscriptive or conversion rights, or redemption or sinking fund provisions applicable thereto.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

           In September 1999, the Class A and Class B Warrants were amended as follows:

           CLASS A COMMON STOCK PURCHASE WARRANTS

           For every two Class A Warrants held by a registered holder, such holder is entitled to purchase one share of Common Stock at a price of $4.00 per share, subject to adjustment, at anytime until 5:00 p.m. New York time, on February 5, 2000, unless previously redeemed. The Company may redeem all of the Class A Warrants at a price of $.05 per Class A Warrant on 30 days prior written notice, provided the average closing bid price of the Common Stock equals or exceeds $5.00 per share of Common Stock, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

           CLASS B COMMON STOCK PURCHASE WARRANTS

           For every two Class B Warrants held by a registered holder, such holder is entitled to purchase one share of Common Stock at a price of $4.00 per share, subject to adjustment, at anytime until 5:00 p.m. New York time, on February 5, 2000, unless previously redeemed. The Company may redeem all of the Class B Warrants at a price of $.05 per Class A Warrant on 30 days prior written notice, provided the average closing bid price of the Common Stock equals or exceeds $5.00 per share of Common Stock, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

           Warrantholders are not entitled, by virtue of being Warrantholders, to receive dividends or to vote at or receive notice of any meeting of stockholders or to exercise any other rights whatsoever as stockholders of the Company.

           The exercise price of the Class A and Class B Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment in certain events, including stock splits or combinations, stock dividends, or through a recapitalization resulting from a stock split or combination. The remaining shares of Common Stock still subject to the Class A and Class B Warrants and the respective purchase price thereof will be appropriately adjusted by the Company.

           The Board of Directors of the Company may, in its discretion, may amend the terms of the Cass A and Class B Warrants to, among other things, reduce the exercise price; provided, however, that no amendment adversely affecting the rights of the holders of either the Class A or Class B Warrants may be made without the approval of the holders of not less than a majority of the Class A or Class B Warrants then outstanding.

           In order to receive one share of the Company's Common Stock a warrantholder must surrender either two Class A or two Class B Warrants, accompanied by payment of the aggregate exercise price of the redeemable warrants to be exercised, which payment may be made, at the warrantholder's election, in cash or by delivery of a cashier's or certified check or any combination of the foregoing. A current prospectus must be in effect in order for holders of either the Class A or Class B Warrants.

           Upon receipt of duly executed redeemable warrants and payment of the exercise price, the Company shall issue and cause to be delivered, to or upon the written order of exercising warrantholders, certificates representing the number of shares of Common Stock so purchased.

           The Company has authorized and will reserve for issuance a number of shares of Common Stock sufficient to provide for the exercise of all redeemable warrants.

Transfer Agent and Registrar

           The transfer agent and registrar for the Common Stock, Class A and Class B Warrants is North American Transfer Company, Freeport, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

           No assurance can be given as to the effect, if any, that future sales of common stock will have on the market price of the common stock. Of our shares of common stock currently outstanding, 905,334 are "restricted securities" as the term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to that rule, although 551,194 of such shares are being registered herein. Subject to the compliance with the notice and manner of sale requirements of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of common stock, or if the common stock is quoted on the Nasdaq System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144, with the United States Securities and Exchange Commission. As of the date of this prospectus, 354,140 shares of common stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. We are unable to predict the effect that the sales made under Rule 144 otherwise may have on the market price of the common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely effect the then prevailing market for our common stock and could impair our ability to raise capital through the sale of our equity securities.

                             SELLING SECURITYHOLDERS

           The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling securityholders and as adjusted to give effect to the sale of the shares offered in this prospectus.

           In July 1999, we sold 148,694 shares of our common stock pursuant to Regulation D Rule 506 of the Securities Act of 1933, as amended, to eleven accredited investors. In connection with the private placement we issued 25,000 shares of common stock to Royal Hutton Securities Corporation for acting as placement agent.

                                                                                                   PERCENTAGE OF
                                                                                                   COMMON STOCK
                                                  BENEFICIAL OWNERSHIP     SHARES OF COMMON     BENEFICIALLY OWNED
  NAME OF SELLING SECURITY                           OF COMMON STOCK             STOCK               AFTER THE
           HOLDER                POSITION HELD        PRIOR TO SALE           TO BE SOLD            OFFERING(1)
--------------------------------------------------------------------------------------------------------------------
Theodore S. Eisenman           None                               5,254                  5,254                 0.0%
--------------------------------------------------------------------------------------------------------------------

William Eric and               None                              15,762                 15,762                 0.0%
Valerie Mary Sponsel
--------------------------------------------------------------------------------------------------------------------

Jagir S. Judge                 None                              14,711                 14,711                 0.0%
--------------------------------------------------------------------------------------------------------------------

Gary A. Vierling               None                              10,508                 10,508                 0.0%
--------------------------------------------------------------------------------------------------------------------

Joe W. Brown III               None                              15,762                 15,762                 0.0%
--------------------------------------------------------------------------------------------------------------------

Jack R. Eaton                  None                               5,254                  5,254                 0.0%
--------------------------------------------------------------------------------------------------------------------

Dennis G. and Cathy M.         None                               5,254                  5,254                 0.0%
Louie
--------------------------------------------------------------------------------------------------------------------

Stanley J. Kazwell             None                               2,627                  2,627                 0.0%
--------------------------------------------------------------------------------------------------------------------

James G. Punches               None                               5,254                  5,254                 0.0%
--------------------------------------------------------------------------------------------------------------------

Thom B. Galusky                None                               5,254                  5,254                 0.0%
--------------------------------------------------------------------------------------------------------------------

H.T. Ardinger                  None                              63,054                 63,054                 0.0%
--------------------------------------------------------------------------------------------------------------------

Royal Hutton Securities        None                              25,000                 25,000                 0.0%
Corporation
--------------------------------------------------------------------------------------------------------------------

Richard Serber                 Financial                         20,000                 20,000                 0.0%
                               Consultant
--------------------------------------------------------------------------------------------------------------------

A-Z Oil L.L.C.                 None                              90,000                 90,000                 0.0%
--------------------------------------------------------------------------------------------------------------------

David Michael, L.L.C.          None                              45,000                 45,000                 0.0%
--------------------------------------------------------------------------------------------------------------------

Alexander Senkovski, L.L.C.    None                              45,000                 45,000                 0.0%
--------------------------------------------------------------------------------------------------------------------

Sephlin Beatong                None                              30,000                 30,000                 0.0%
--------------------------------------------------------------------------------------------------------------------

                                       41

Saundra McFadden               None                               3,000                  3,000                 0.0%
--------------------------------------------------------------------------------------------------------------------

Hudson Consulting              None                              90,000                 90,000                 0.0%
  Group, Inc.
--------------------------------------------------------------------------------------------------------------------

East West Trading              None                              27,000                 27,000                 0.0%
Corporation, Ltd.
--------------------------------------------------------------------------------------------------------------------

Barry Ellen                    Former Employee                   12,500                 12,500                 0.0%
--------------------------------------------------------------------------------------------------------------------

Jody R. Samuels                Legal Counsel                     15,000                 15,000                 0.0%
--------------------------------------------------------------------------------------------------------------------

-------------

           (1) Assumes all of the shares of common stock offered are sold.

           In recognition of the fact that the selling securityholders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders.


                              PLAN OF DISTRIBUTION

           The shares of common stock offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees and other successors in interest. Such pledgees, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market (including the OTC Electronic Bulletin Board), in privately negotiated transactions, through the writing of private options on the shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell short the common stock, and in such instances, this prospectus may be delivered in connection with such short sale and the shares of common stock offered hereby may be used to cover such short sale.

           Transactions involving brokers or dealers may include, without limitation, (a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, and (d) purchases by a broker or dealer as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The selling security holders and such brokers and dealers who act in connection with the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commission received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

           We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both. None of the proceeds from the sale of the shares of common stock by the selling security holders will be received by us. Modern Medical Modalities Corporation and the selling security holders, have each agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

           Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.


                                  LEGAL MATTERS

           Certain legal matters in connection with the offering, including the validity of the issuance of the shares of common stock offered hereby, will be passed upon for the Company by Gersten, Savage & Kaplowitz, LLP, New York, New York.

                                     EXPERTS

           The financial statements appearing in this prospectus and registration statement have been audited by Vincent J. Batyr & Co., as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

           We are subject to the information requirements of the Exchange Act of 1934 for foreign issuers, and, in accordance therewith will have been filing reports, proxy statements and other information with the United States Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the United States Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the United States Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the United States Securities and Exchange Commission's Web site (http://www.sec.gov). Further information on public reference rooms available at the United States Securities and Exchange Commission is available by contacting the United States Securities and Exchange Commission at 1-(800) SEC-0330. The Nasdaq Stock Market maintains a Web site at (http://www.nasdaq.com) whereby information regarding the Company may be obtained.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

           We shall, to the fullest extent permitted by the laws of the State of New Jersey, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, it may be permitted to directors, officers and controlling persons of Modern Medical Modalities Corporation pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors
Modern Medical Modalities Corp.

We have reviewed the consolidated balance sheet of Modern Medical Modalities Corp. and Subsidiaries as at June 30, 1999, and the related consolidated income statements, and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Modern Medical Modalities Corp. and Subsidiaries as at December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended not presently herein, and in our report dated March 10, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as at June 30, 1999 is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


Vincent J. Batyr & Co.
Tarrytown, NY
August 6, 1999

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                       June 30,         December 31,
                                                                         1999              1998
                                                                      -----------       -----------
                                                                      (Unaudited)
                                          ASSETS

Current assets:
      Cash and cash equivalents                                       $    41,934       $    56,313
      Restricted cash for line of credit repayment                        600,000           600,000
      Accounts receivable (less contractual allowances of
             $ 2,544,424 and $ 2,447,579, respectively)                 2,510,331         2,816,356
      Account receivable - joint venture                                    3,849           585,607
      Current portion of note receivable
             from affiliate                                               113,889           141,667
      Current portion of note receivable                                   46,590            46,590
      Loan receivable - affiliates                                        128,750           128,750
      Due from officers                                                   126,368           126,368
      Due from affiliates                                                  54,733            77,600
      Other receivables                                                    82,456            82,014
      Prepaid expenses                                                       --              11,023
                                                                      -----------       -----------
             Total current assets                                       3,708,900         4,672,288
                                                                      -----------       -----------

Other assets:
      Furniture, fixtures, equipment and leasehold improvements
             (net of accumulated depreciation and amortization
             of $4,565,769 and $ 5,742,206, respectively)               5,430,288         6,703,426
      Note receivable, net of current portion                             113,736           113,736
      Organization costs (net of accumulated amortization
             of $ 29,340 and $ 25,901, respectively)                       67,147            71,797
      Investment in joint venture                                         342,314           290,998
      Deposits                                                             25,530            40,446
      Deferred tax asset                                                  427,376           484,718
      Other long term assets                                                 --               6,381
                                                                      -----------       -----------
             Total other assets                                         6,406,391         7,711,502
                                                                      -----------       -----------
                                                                      $10,115,291       $12,383,790
                                                                      ===========       ===========

                    See Notes to Interim Financial Statements

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)

                                                               June 30,          December 31,
                                                                 1999                 1998
                                                             ------------        ------------
                                                             (Unaudited)
             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Line of credit                                         $    595,552        $    595,552
      Accounts payable                                          1,258,325           1,892,755
      Accrued expenses                                            355,705           1,029,677
      Loan payable - joint venturer                                71,942              71,942
      Loans payable - affiliates                                     --               202,000
      Current portion of long term debt                         2,237,265           2,789,678
      Due to affiliate                                            291,229              49,466
      Due to related party                                          4,389               4,389
                                                             ------------        ------------
             Total current liabilities                          4,814,407           6,635,459
                                                             ------------        ------------

Other liabilites:
      Long-term debt, net of current portion                    2,817,655           3,034,863
      Due to joint venturer                                          --               218,717
                                                             ------------        ------------
             Total other liabilities                            2,817,655           3,253,580
                                                             ------------        ------------
             Total liabilities                                  7,632,062           9,889,039
                                                             ------------        ------------
Minority interest                                                 151,620             187,489

Stockholders' equity:
      Common stock, $0.0002 par value,
             Authorized - 2,500,000 shares
             Issued and outstanding - 1,895,271 shares                379                 317
      Additional paid-in capital                                3,866,389           3,866,389
      Retained earnings (deficit)                              (1,535,159)         (1,559,444)
                                                             ------------        ------------
             Total stockholders' equity                         2,331,609           2,307,262
                                                             ------------        ------------
                                                             $ 10,115,291        $ 12,383,790
                                                             ============        ============

                    See Notes to Interim Financial Statements

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                                   (Unaudited)

                                                              For the Six Months Ended             For the Three Months Ended
                                                           ------------------------------        ------------------------------
                                                            June 30,           June 30,           June 30,           June 30,
                                                              1999               1998               1999               1998
                                                           -----------        -----------        -----------        -----------
Operating income:
    Net revenue from services                              $ 1,932,033        $ 4,019,879        $   977,041        $ 2,223,199
                                                           -----------        -----------        -----------        -----------

Total operating income                                       1,932,033          4,019,879            977,041          2,223,199
                                                           -----------        -----------        -----------        -----------

Operating expenses:
    Selling, general and administrative                      1,177,560          3,773,763            511,589          1,800,672
    Bad debts                                                     --               18,504               --               12,422
    Depreciation and amortization                              558,681            883,293            278,209            452,630
                                                           -----------        -----------        -----------        -----------
Total operating expenses                                     1,736,241          4,675,560            789,798          2,265,724
                                                           -----------        -----------        -----------        -----------

Income (loss) from operations                                  195,792           (655,681)           187,243            (42,525)
                                                           -----------        -----------        -----------        -----------

Other income (expenses):
    Interest income                                             19,135             40,117             13,668             15,599
    Interest expense                                          (321,144)          (623,251)          (156,129)          (399,547)
    Miscellaneous income                                          --               78,500               --               29,600
    Income from joint ventures                                  75,656            164,837             36,617            113,964
    Income from minority owned
    subsidiary                                                    --                 --                 --                 --
    Gain (loss) on sale of subsidiary, net of income
      taxes of $43,000 and $319,326, respectively               57,000           (423,293)              --             (423,293)
    Loss on disposal of subsidiary
       net of income taxes of $72,268                             --              (95,796)              --              (95,796)
    Restructuring of note receivable
       net of income taxes of $321,490                            --             (426,160)              --                 --
                                                           -----------        -----------        -----------        -----------

Total other income (expense)                                  (169,353)        (1,285,046)          (105,844)          (759,473)
                                                           -----------        -----------        -----------        -----------

Income (loss) before income taxes
    and minority interest                                       26,439         (1,940,727)            81,399           (801,998)

Provision for income taxes                                      14,342           (466,677)            52,302           (123,767)
                                                           -----------        -----------        -----------        -----------

Income before minority interest                                 12,097         (1,474,050)            29,097           (678,231)

Minority interest                                               12,188            (60,929)           (11,493)          (139,191)
                                                           -----------        -----------        -----------        -----------

Net income (loss)                                          $    24,285        $(1,534,979)       $    17,604        $  (817,422)
                                                           ===========        ===========        ===========        ===========

Basic earnings per share
    Net income (loss)                                      $      0.01        $     (0.48)       $      0.01        $     (0.26)
                                                           ===========        ===========        ===========        ===========

Number of weighted shares outstanding:
    Basic                                                    1,818,560          3,168,292          1,759,146          3,168,292
                                                           ===========        ===========        ===========        ===========

                    See Notes to Interim Financial Statements

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                              For the Six Months Ended
                                                                      June 30,
                                                           ------------------------------
                                                              1999               1998
                                                           -----------        -----------
Cash flows from operating activities
     Net income (loss)                                     $    24,285        $(1,534,979)
                                                           -----------        -----------
     Adjustments to reconcile net income to net cash
     provided by operating activities:
         Depreciation and amortization                         558,681            883,293
         Contractual allowances                                 96,845           (306,943)
         Bad debts                                                --               18,504
         Income from an unconsolidated joint venture           (75,656)          (164,837)
         Minority interest                                     (12,188)            60,929
         Deferred income taxes                                  57,342         (1,379,761)
          Loss on sale of subsidiary                            57,000            742,619
          Loss on disposal of subsidiary                          --              168,064
          Restructuring of note receivable                        --              747,650
         Income from unconsolidated affiliate                     --                 --
     Increase (decrease) in cash attributable to
     changes in operating assets and liabilities:
         Accounts receivable                                   209,180          1,668,760
         Accounts receivable - joint venturer                  581,758           (220,445)
         Other receivable                                         (442)            47,554
         Due from affiliate                                     22,867            (75,600)
         Due from officers                                        --               94,343
         Due from related party                                   --              300,000
         Prepaid expenses                                       11,023             34,105
         Deposits                                               14,916             51,083
         Distributions from a joint venture                       --                 --
         Due to affiliate                                      241,763            (23,594)
         Due to related party                                     --             (100,000)
         Accounts payable                                     (634,430)           242,574
         Accrued expenses                                     (673,972)           262,265
         Advances from joint ventures                         (218,717)              --
         Advances to unconsolidated affiliate                     --                 --
                                                           -----------        -----------
     Total adjustments                                         235,970          3,050,563
                                                           -----------        -----------
Net cash provided (used) by operating activities               260,255          1,515,584
                                                           -----------        -----------
Cash flow from investing activities:
         Fixed asset acquisitions                             (124,506)          (723,941)
         Fixed assed dispositions                              848,562          1,539,665
         Proceeds from loan receivable - affiliate                --               (7,500)
         Restructuring of note receivable                         --                 --
         Proceeds from note receivable                          27,778             36,111
         Organization costs                                      1,211               --
         Investment in joint venture                           (51,316)           (82,547)
         Decrease in minority interest                                            (28,834)
                                                           -----------        -----------
Net cash provided (used) by investing activities               701,729            761,788
Cash flow from financing activities:
         Reduction of goodwill                                    --            1,419,213
         Proceeds from issuance of long-term debt               86,460               --
         Issuance of capital stock                                  62               --
         Joint venture advances                                   --                 --
         Disposal of long term debt                           (443,417)        (2,993,493)
         Loans payable - affiliates                           (202,000)              --
         Principal payments on long-term debt                 (417,468)          (656,509)
                                                           -----------        -----------
Net cash provided (used) by financing activities              (976,363)        (2,230,789)
                                                           -----------        -----------
Net increase in cash and equivalents                           (14,379)            46,583
Cash and equivalents, begining of year                         656,313            719,217
                                                           -----------        -----------
Cash and equivalents, end of year                          $   641,934        $   765,800
                                                           ===========        ===========

                    See Notes to Interim Financial Statements

                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                  June 30, 1999
                                   (Unaudited)

NOTE 1 -  ORGANIZATION AND BASIS OF PRESENTATION.

                  Modern Medical Modalities Corporation (the "Company") was incorporated in the State of New Jersey on December 6, 1989. The Company provides high technology medical equipment and management services to hospitals and physicians.

                  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, Medical Marketing and Management, Inc., Somerset Imaging Corporation, South Plainfield Imaging, Inc., Medi-Corp., USA, South Jersey Medical Equipment Leasing Corp., Amherst Medical Equipment Leasing Corp., Open MRI of Morristown, Inc., West Paterson Medical Equipment Leasing Corp., Ohio Medical Equipment Leasing Corporation, its majority owned subsidiaries, and Metairie Medical Equipment Leasing Corp., a 100% owned subsidiary which was incorporated in June 1997, and its majority owned joint ventures, Plainfield MRI Associates, Joint Venture, MRI Imaging Center at PBI, and Open MRI & Imaging Center of Metairie, LLC. The Company has an 84%, 75%, and 85% interest, respectively, in the joint ventures and by contract manages the joint ventures, in which it is the managing joint venturer and it has unilateral control. Investments in unconsolidated joint ventures, Union Imaging Associates, Joint Venture, and Open MRI of Morristown, Joint Venture, in which the Company has a 10% and 2%, interest, respectively, and significant influence, are accounted for under the equity method. All significant intercompany transactions and accounts have been eliminated in the consolidation.

                  The accompanying unaudited consolidated financial statements and footnotes have been condensed and, therefore, do not contain all required disclosures. Reference should be made to the Company's annual financial statement filed on Form 10-K for the year ended December 31, 1998.

                  The financial statements for the six month period ended June 30, 1999 and 1998 have not been audited. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments and accruals, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial position of the Company as at June 30, 1999 and the results of its operations for the six month periods ended June 30, 1999 and 1998 and statements of cash flows for the six month periods ended June 30, 1999 and 1998. The results for the six month periods ended June 30, 1999 and 1998 are not necessarily indicative of the results to be expected for the full year.

                  The accounting policies followed by the Company are set forth in Note 1 to the Company's financial statements included in its Annual Financial Statement filed on form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. Specific reference is made to this report for a description of the Company's securities and the notes to financial statements included therein.

                  The carrying amounts of cash, accounts receivable, short-term notes receivable, accounts payable, and short-term debt approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. It was not practical to estimate the fair value of long-term notes receivable and long-term debt because quoted market prices do not exist and an estimate could not be made through other means without incurring excessive costs.

                  Certain items in the 1998 financial statements have been reclassified to conform with the 1999 presentation. These reclassifications had no effect on the financial position, net income or stockholders' equity for the periods presented.

NOTE 2 - EARNINGS (LOSS) PER SHARE.

                  Earnings (loss) per share are computed by dividing net income
          (loss) by the weighted average number of common stock and common stock equivalent shares outstanding during each period. Earnings per share - diluted for the six months ended June 30, 1999 is not presented in the consolidated statements of operations since it is not dilutive.

NOTE 3 - DISPOSAL OF SUBSIDIARY.

                  In January 1999, the Company sold its 50% interest in Doctors Imaging Associates, Joint Venture for $100,000. As a result of this disposition, the Company recorded a gain on sale of subsidiary in the amount of $57,000, net of income taxes in the amount of $43,000.

NOTE 4 - PROPERTY AND EQUIPMENT, NET.

                  Property and equipment, net, consisted of the following:

                                                   June 30,          December 31,
                                                    1999                1998
                                                 -----------         -----------
                                                 (unaudited)
Medical equipment                                $ 9,134,306         $11,459,664
Buildings                                            310,860             310,860
Furniture and fixtures                                65,830              65,830
Automobiles                                           51,017              22,860
Leasehold improvements                               434,044             586,418
                                                 -----------         -----------
                                                   9,996,057          12,445,632

Less:  Accumulated depreciation
and amortization                                   4,565,769           5,742,206
                                                 -----------         -----------


                                       F-7

                                                 $ 5,430,288         $ 6,703,426
                                                 ===========         ===========

NOTE 5 - INVESTMENT IN AN UNCONSOLIDATED JOINT VENTURE.

                  Summarized (unaudited) financial information of the unconsolidated joint venture, Union Imaging Associates, Joint Venture, in which the Company has a 10% minority interest, is as follows:

                      Total          Long-term          Total            Total
                      Assets           Debt          Liabilities        Capital
June 30, 1999        4,655,407       1,241,912        1,799,406        2,856,001
December 31, 1998    4,485,673       1,271,846        1,741,863        2,743,810

                                                                      (10%)
                                   Gross             Net            Allocation
                                  Revenues          Income          Of Income
                              ---------------    -------------    --------------
For the six months ended
   June 30, 1999                   2,537,025          691,579            69,158
For the year ended
   December 31, 1998               4,141,948        1,492,754           149,275

NOTE 6 - LINE OF CREDIT.

         In April 1995, the Company secured a line of credit with Summit Bank of New Jersey for $600,000 at the bank's prime rate for commercial borrowers. As of June 30, 1999 the amount of the liability under the line of credit was $595,552. The line of credit is secured by a certificate of deposit in the amount of $600,000.

NOTE 7 - LONG-TERM DEBT.

                  Long-term debt consists of the following:

                                                     June 30,         December 31,
                                                       1999              1998
                                                    ----------        ----------
                                                    (unaudited)
Capitalized lease obligations                       $4,083,940        $4,758,726
Accounts receivable financing (a)                      970,980         1,065,815
                                                    ----------        ----------
                                                     5,054,920         5,824,541

 Current portion                                     2,237,265         2,789,678
                                                    ----------        ----------


                                       F-8

 Long-term debt, net of current portion             $2,817,655        $3,034,863
                                                    ----------        ----------

         (a) Capital Lease Obligations:

                  The Company entered into certain leases for the rental of equipment, which have been recorded as capital leases for financial statement reporting purposes and are included in equipment.

         (a) Accounts Receivable Financing:

                  The Company entered into an agreement with DVI Business Credit to finance up to $2,000,000 of the accounts receivable balances from two of the Company's wholly-owned subsidiaries, a minority-owned subsidiary, and two of its majority-owned joint ventures. Advances would bear interest at the prime rate plus 4%. At June 30, 1999, the amount financed under this agreement totaled $970,980.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

         (a) Advisory Agreement

                  In January 1999, the Company entered into an advisory agreement with Allen Wolfson ("Advisor"), for a period of six months. The agreement will be automatically extended on an annual basis. The agreement can be terminated with at least thirty (30) days written notice prior to the end of the agreement. Advisor shall assist the Company in its effecting the purchase of businesses and assets relative to its business and growth strategy.

                  On July 19, 1999 the Company issued 330,000 shares of its common stock to Allen Wolfson, as compensation, as required by the advisor agreement.

                  In January 1999, the Company entered into a consulting agreement with Richard Suber for a period of six months. The agreement may be extended on a month to month basis. Consultant shall render services regarding: potential strategies for generating new business for the Company, structuring of potential business opportunities for the Company, general corporate filings as needed, and document preparation as needed to accomplish the above.

                  The Company shall pay consultant a retainer fee of 20,000 shares of its common stock.

NOTE 9 -  STOCKHOLDERS' EQUITY

                  On March 11, 1999, the Company effectuated a one for two reverse stock split of the Company's issued and outstanding shares of common stock. The reverse stock split became effective on March 12, 1999. After the reverse stock split, the Company has 1,759,146 shares of common stock issued and outstanding and a total of

         2,500,000 shares authorized for issuance.

                  On April 12, 1999 Benson Shore Capital, LLC, exercised its option to acquire 136,125 shares (adjusted for the one for two reverse stock split of the Company's common stock) at $0.01 per share

NOTE 10 - SUBSEQUENT EVENTS

         (a) Private Placement Offering.

                  In July, 1999, the Board of Directors of the Company passed a resolution authorizing the management of the Company to initiate steps for a private placement of the Company's securities in order to raise capital. Management was granted authority to prepare a Private Placement Memorandum pursuant to Regulation D Rules governing the Limited Offer and Sale of Securities Without Registration Under the Securities Act of 1933 (as amended) and to register the securities in any state jurisdiction that management felt was required and appropriate.

                  On July 20, 1999, the Company closed $283,000 of its private placement for an aggregate of 148,702 shares of its common stock. The number of shares of common stock was determined by taking the average closing bid price for the five trading days prior to July 20, 1999 and deducting 30% from such average.

                  The Company incurred expenses of $49,590 in connection with the private placement. Additionally, 25,000 shares were issued to underwriters in connection with the private placement.

         (b) Consulting Agreement.

                  On July 19, 1999 the Company issued 330,000 shares of its common stock to Allen Wolfson, as compensation, as required by the advisor agreement.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Modern Medical Modalities Corporation

We have audited the accompanying consolidated Balance Sheets of Modern Medical Modalities Corporation and Subsidiaries as at December 31, 1998, and 1997, and the related Consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for the three years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Modern Medical Modalities Corporation and Subsidiaries as at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Vincent J. Batyr & Co.
Certified Public Accountants

Tarrytown, NY
March 10, 1999

                           CONSOLIDATED BALANCE SHEETS

                                                                       December 31,
                                                                -------------------------
                                                                   1998           1997
                                                                -----------   -----------
                                     ASSETS
Current assets:
    Cash and cash equivalents                                   $    56,313   $   119,217
    Restricted cash for line of credit repayment                    600,000       600,000
    Accounts receivable (less contractual allowances of
         $ 2,447,579 and $ 2,475,004, respectively)               2,816,356     4,919,714
    Account receivable - joint venture                              585,607       254,696
    Current portion of note receivable
         from affiliate                                             141,667       972,650
    Current portion of note receivable                               46,590        46,590
    Loan receivable - affiliates                                    128,750       121,250
    Due from officers                                               126,368        94,343
    Due from affiliates                                              77,600            --
    Other receivables                                                82,014        47,554
    Prepaid expenses                                                 11,023        44,999
                                                                -----------   -----------
         Total current assets                                     4,672,288     7,221,013
                                                                -----------   -----------

Other assets:
    Furniture, fixtures, equipment and leasehold improvements
         (net of accumulated depreciation and amortization
         of $5,742,206 and $ 6,134,831, respectively)             6,703,426     9,445,204
    Note receivable, net of current portion                         113,736       113,736
    Goodwill (net of accumulated amortization of $189,223)               --     1,229,990
    Organization costs (net of accumulated amortization
         of $ 25,901 and $ 16,601, respectively)                     71,797        81,097
    Investment in joint venture                                     290,998       259,483
    Investment in and advances to
         unconsolidated affiliate                                        --       567,737
    Deposits                                                         40,446       151,901
    Deferred tax asset                                              484,718            --
    Other long term assets                                            6,381            --
                                                                -----------   -----------
         Total other assets                                       7,711,502    11,849,148
                                                                -----------   -----------
                                                                $12,383,790   $19,070,161
                                                                ===========   ===========

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)

                                                                                      December 31,
                                                                               ----------------------------
                                                                                  1998             1997
                                                                               ------------    ------------
       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Line of credit                                                             $    595,552    $    599,750
    Accounts payable                                                              1,892,755       1,463,096
    Accrued expenses                                                              1,029,677         556,862
    Loan payable - joint venturer                                                    71,942         110,467
    Loans payable - affiliates                                                      202,000         202,000
    Current portion of long term debt                                             2,789,678       3,115,461
    Due to affiliate                                                                 49,466          23,594
    Due to related party                                                              4,389              --
    Deferred income taxes                                                                --         155,133
                                                                               ------------    ------------
       Total current liabilities                                                  6,635,459       6,226,363
                                                                               ------------    ------------

Other liabilites:
    Long-term debt, net of current portion                                        3,034,863       6,920,849
    Deferred income taxes                                                                --       1,054,552
    Due to joint venturer                                                           218,717         217,787
                                                                               ------------    ------------
       Total other liabilities                                                    3,253,580       8,193,188
                                                                               ------------    ------------

       Total liabilities                                                          9,889,039      14,419,551
                                                                               ------------    ------------

Minority interest                                                                   187,489         140,825

Stockholders' equity:
    Common stock, $0.0001 par value,
       Authorized - 5,000,000 shares
       Issued and outstanding - 3,518,292 and 3,168,292 shares, respectively            317             317
    Additional paid-in capital                                                    3,866,389       3,866,389
    Retained earnings (deficit)                                                  (1,559,444)        643,079
                                                                               ------------    ------------
       Total stockholders' equity                                                 2,307,262       4,509,785
                                                                               ============    ============
                                                                               $ 12,383,790    $ 19,070,161
                                                                               ============    ============

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              December 31,
                                               --------------------------------------------
                                                   1998            1997            1996
                                               ------------    ------------    ------------
Operating income:
    Net revenue from services                  $  6,414,945    $ 10,103,869    $ 12,074,914
                                               ------------    ------------    ------------
Total operating income                            6,414,945      10,103,869      12,074,914
                                               ------------    ------------    ------------

Operating expenses:
    Selling, general and administrative           6,628,492       6,989,141       8,043,674
    Bad debts                                        23,750          29,793          67,582
    Depreciation and amortization                 1,544,401       1,788,503       1,761,294
                                               ------------    ------------    ------------
Total operating expenses                          8,196,643       8,807,437       9,872,550
                                               ------------    ------------    ------------

Income (loss) from operations                    (1,781,698)      1,296,432       2,202,364
                                               ------------    ------------    ------------

Other income (expenses):
    Interest income                                  57,218         135,497          37,909
    Interest expense                               (849,998)     (1,218,356)     (1,344,649)
    Miscellaneous income                            110,567              --              --
    Income from joint ventures                      151,601         217,909         104,147
    Income (loss) from minority owned                                                    --
      subsidiary                                         --          (8,981)             --
    Loss on sale of property assets                      --         (26,702)             --
    Gain (loss) on sale of subsidiary
      net of income tax benefit of $319,326        (423,293)        252,076         319,326
    Gain (loss) on sale of subsidiary
      net of income taxes of $12,974                 17,197         (36,907)             --
    Loss on disposal of subsidiary
      net of income tax benefit of $72,268          (95,796)             --          72,268
    Restructuring of note receivable
      net of income tax benefit of $321,490        (426,160)             --         321,490
                                               ------------    ------------    ------------
Total other income (expense)                     (1,458,664)       (685,464)       (489,509)
                                               ------------    ------------    ------------

Income (loss) from continuing operations
    before income taxes and
    minority interest                            (3,240,362)        610,968       1,712,855

Provision for income taxes                         (994,293)        277,990         455,320
                                               ------------    ------------    ------------

Income (loss) from continuing operations
    before minority interest                     (2,246,069)        332,978       1,257,535

Minority interest                                    43,546        (144,424)       (294,625)
                                               ------------    ------------    ------------
Net income (loss) from continuing operations     (2,202,523)        188,554         962,910

Income (loss) from discontinued
    operations, net of income tax effect
    of $ - , $53,233, and $ - , respectively             --         (63,762)             --
                                               ------------    ------------    ------------

Net income (loss)                              $ (2,202,523)   $    124,792    $    962,910
                                               ============    ============    ============

Basic earnings per share
    Net income (loss)                          $      (0.67)   $       0.06    $       0.30
                                               ============    ============    ============
Number of shares outstanding:
    Basic                                         3,285,278       3,168,292       3,168,292
                                               ============    ============    ============

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS

                                                                                         For the Year Ended
                                                                                            December 31,
                                                                              -----------------------------------------
                                                                                  1998          1997           1998
                                                                              -----------    -----------    -----------
Cash flows from operating activities
    Net income (loss)                                                         $(2,202,523)   $   509,987    $   509,987
                                                                              -----------    -----------    -----------
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization                                          1,544,401      1,301,331      1,301,331
         Contractual allowances                                                    27,425        376,664        376,664
         Bad debts                                                                 23,750         21,930         21,930
         Income from an unconsolidated joint venture                             (151,601)      (163,699)      (163,699)
         Minority interest                                                        (43,546)        51,763         51,763
         Deferred income taxes                                                 (1,694,403)       419,000        419,000
          Loss on sale of subsidiary                                              742,619             --             --
          Gain on sale of subsidiary                                              (30,171)
          Loss on disposal of subsidiary                                          168,064             --             --
          Restructuring of note receivable                                        747,650             --             --
         Income from unconsolidated affiliate                                          --          8,981          8,981
         Loss on sale of property assets                                               --         26,702         26,702
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
         Accounts receivable                                                    2,103,358       (995,554)      (995,554)
         Accounts receivable - joint venturer                                    (330,911)      (303,775)      (303,775)
         Other receivable                                                         (34,460)        71,599         71,599
         Due from affiliate                                                       (77,600)            --             --
         Due from officers                                                        (32,025)       (84,221)       (84,221)
         Prepaid expenses                                                          33,976         43,547         43,547
         Deposits                                                                 111,455        (25,896)       (25,896)
         Distributions from a joint venture                                            --        330,966        330,966
         Due to affiliate                                                          25,872        (45,890)       (45,890)
         Accounts payable                                                         429,660       (194,555)      (194,555)
         Accrued expenses                                                         472,815         57,443         57,443
         Advances to unconsolidated affiliate                                          --       (239,055)      (239,055)
                                                                              -----------    -----------    -----------
    Total adjustments                                                           4,036,328        657,281        657,281
                                                                              -----------    -----------    -----------
Net cash provided (used) by operating activities                                1,833,805      1,167,268      1,167,268
                                                                              -----------    -----------    -----------
Cash flow from investing activities:
         Organization costs                                                            --        (60,840)       (60,840)
         Fixed asset acquisitions                                              (1,367,360)    (1,605,311)    (1,605,311)
         Fixed assed dispositions                                               2,492,764             --             --
         Proceeds from loan receivable - affiliate                                 (7,500)       125,000        125,000
         Proceeds from note receivable                                             72,222
         Issuance of note receivable                                                   --       (160,326)      (160,326)
         Investment in joint venture                                              (31,515)            --             --
         Note receivable - affiliate                                                   --         18,350         18,350
         Increase in minority interest                                            (46,664)            --             --
                                                                              -----------    -----------    -----------
Net cash provided (used) by investing activities                                1,111,947     (1,683,127)    (1,683,127)
Cash flow from financing activities:
         Reduction of goodwill                                                  1,419,213             --             --
         Proceeds from issuance of long-term debt                                      --      2,039,632      2,039,632
         Payments on affiliates advances                                               --       (156,505)      (156,505)
         Cash overdraft                                                                --          3,088          3,088
         Joint venture advances                                                        --         10,000         10,000
         Loan payable - joint venturer                                            (37,595)
         Disposal of long term debt                                            (3,717,089)            --             --
         Principal payments on long-term debt                                    (673,185)    (1,220,119)    (1,220,119)
                                                                              -----------    -----------    -----------
Net cash provided (used) by financing activities                               (3,008,656)       676,096        676,096
                                                                              -----------    -----------    -----------
Net increase in cash and equivalents                                              (62,904)       160,237        160,237
Cash and equivalents, begining of year                                            719,217         42,421         42,421
                                                                              ===========    ===========    ===========
Cash and equivalents, end of year                                             $   656,313    $   202,658    $   202,658
                                                                              ===========    ===========    ===========

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES

                                          Shares        Stock        Capital        Earnings        Total
                                       -----------   -----------   -----------    -----------    -----------
Balance at December 31, 1995             3,168,292           317   $ 4,086,413    $   240,806    $ 4,327,536

Write-down of assets relating
   to the disposal of
   Prime Contracting Corp.                      --            --      (358,000)            --       (358,000)

Adjustment in connection with
   the sale of 65% of Empire
   State Imaging Associates, Inc.               --            --       137,976         27,655        165,631

Net income for the year ended
   December 31, 1996                            --            --            --        249,826        249,826
                                       -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1996             3,168,292           317     3,866,389        518,287      4,384,993

Net income for the year ended
   December 31, 1997                            --            --            --        124,792        124,792
                                       -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1997             3,168,292           317     3,866,389        643,079      4,509,785

Issuance of common stock in
   connection with Benson Shore
   Capital, LLC consulting agreement       350,000            --            --             --             --

Net income for the year ended
   December 31, 1998                            --            --            --     (2,202,523)    (2,202,523)
                                       -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1998             3,518,292           317   $ 3,866,389    $(1,559,444)   $ 2,307,262
                                       ===========   ===========   ===========    ===========    ===========

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES.

      (a)   Organization and Business:

            Modern Medical Modalities Corporation (the "Company") was incorporated in the State of New Jersey on December 6, 1989. The Company provides high technology medical equipment and management services to hospitals and physicians. Modern Modalities Corporation was incorporated in the State of New Jersey on June 4, 1990, for the same purpose. The two companies had common ownership, directors and officers. In July 1992, the two companies were merged under the laws of the State of New Jersey, by way of an agreement accounted for as a tax-free merger. The surviving corporation is known as Modern Medical Modalities Corporation.

      (b)   Basis of Presentation:

            The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, Medical Marketing and Management, Inc., Somerset Imaging Corporation, South Plainfield Imaging, Inc., Medi-Corp., USA, South Jersey Medical Equipment Leasing Corp., Amherst Medical Equipment Leasing Corp., Open MRI of Morristown, Inc., West Paterson Medical Equipment Leasing Corp., Ohio Medical Equipment Leasing Corporation, its majority owned subsidiary, Sylvania Diagnostics L.P., (in which the Company had a 50.2% interest until June 30, 1998, see Note 3), and Metairie Medical Equipment Leasing Corp., a 100% owned subsidiary which was incorporated in June 1997, and its majority owned joint ventures, Plainfield MRI Associates, Joint Venture, MRI Imaging Center at PBI, Open MRI of Morristown, Joint Venture and Doctors Imaging Associates, Joint Venture. The Company has an 84%, 75%, 72% and 50% interest, respectively, in the joint ventures, by contract manages the joint ventures, is the managing joint venture and has unilateral control. Investment in an unconsolidated minority-owned subsidiary, Empire State Imaging Associates, Inc., which was sold on June 30, 1998, in which the Company had a 35% interest and significant influence, was accounted for under the equity method. The Company sold 70% of its 72% owned subsidiary, Open MRI of Morristown, on September 30, 1998. Investment in an unconsolidated joint venture, Union Imaging Associates, Joint Venture in which the Company has a 10% interest and significant influence, is accounted for under the equity method. All significant intercompany transactions and accounts have been eliminated in the consolidation.


                                      F-17
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

      (c)   Operating Revenue:

            Revenue from services to physicians are recorded at a percentage of the physicians' established rates under a contractual agreement between the Company and the Physicians. Under these agreements, the Company participates, on the same percentage basis, with adjustments known as contractual allowances, under third-party reimbursement agreements with the physicians, deducted to arrive at net revenue from services.

            Management fees are generated, through a contractual agreement between the Company and a joint venture, Union Imaging Associates, Joint Venture ("Union") , in which the Company owns a minority interest, based on a percentage of cash collections. Under the terms of the joint venture agreement, the Company receives 11.25% of the joint venture's percentage of the cash collections in exchange for managing the joint venture. The Company's responsibilities include the management of all personnel, leasing of operating facilities and equipment, negotiation of contracts, payments of debts and obligations and preparation and review of invoices and claims.

      (d) The physicians with which the Company contracts, operate under various payment systems with third-party payers. A substantial portion of the Company's revenues are attributable to payments made by government-sponsored health care programs and other third party payers. The Company receives these payments either directly, in the case of imaging center revenues relating to reimbursable direct patient billings, or indirectly, in the case of technical fee-for-service payments made by hospitals. Any change in reimbursement regulations, or the enactment of legislation, which would have the effect of placing material limitations on the amount of reimbursement for imaging services could adversely affect the operations of the Company. In addition, health care reimbursement programs are not uniformly prompt in making required payments. Extensive payment delays are not uncommon, and the Company's financial resources could be strained while awaiting payment.

      (e)   Use of Estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

      (f)   Cash and Cash Equivalents:

            The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company places its cash with high credit quality financial institutions which at times, may be in excess of the FDIC insurance limit.


                                      F-18
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

      (g)   Accounts Receivable:

            Accounts receivable is stated net of contractual allowances. Based upon its past history, the Company estimates the amount of the accounts receivable it does not expect to receive. The Company values its uncollected accounts receivable as part of its determination of profit and constantly reviews the valuation. The continuing review and gathering of additional information, as well as changing reimbursement rates, may cause adjustments.

      (h)   Furniture, Fixtures, Equipment and Leasehold Improvements:

            Furniture, fixtures, equipment and leasehold improvements are stated at cost. Depreciation and amortization are provided for, generally using the straight-line method over the lease term or the estimated useful lives of the related asset, five to seven years for office equipment and furniture and fixtures, and ten years for medical equipment by charges to income.

      (i)   Goodwill:

            The Company recorded goodwill relating to the acquisition of a subsidiary which is being amortized over a period of fifteen years.

      (j)   Revenue and Cost Recognition:

            The Company recognizes revenue from services upon performance for medical, management and marketing services for financial statement reporting purposes.

      (k)   Income Taxes:

            The Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which provides for income tax accounting under the asset and liability method and requires adjustment of deferred tax balances for changes in tax laws and rates. The Company reports income on the cash basis for income tax reporting purposes. Provision for income taxes includes federal and state income taxes currently payable and those deferred because of temporary differences arising primarily from the recognition of income on the cash basis for tax purposes versus the accrual basis for financial reporting purposes.

      (1)   Earnings Per Share:

            Earnings per share have been computed by dividing the net income by the weighted average number of common stock and common stock equivalent shares outstanding. Common stock and common stock equivalent shares outstanding include shares issued within one year of an initial public offering (IPO), at a price below the IPO price, as outstanding for all periods presented.

      (m)   Reclassification:

            Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the 1998 presentation.


                                      F-19
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

      (n)   New Accounting Standards:

            The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of". This statement established accounting standards for the impairment of long-lived assets (including goodwill) to be held and used as well as those to be disposed of. The statement requires management to periodically review these assets in light of certain events or circumstances which may effect the recoverability or carrying value of said assets and to adjust the value downward or to dispose of the asset accordingly. The adoption of this standard did not have a material effect on the Company's financial position or its results of operations.

      (o)   Retirement Plan:

            The Company maintains a qualified 401(k) wage deferral plan. Employees may defer a portion of their salary. The Company does not contribute to the plan.

NOTE 2 - GOING CONCERN.

            The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has a working capital deficiency of $1,963,171 as of December 31, 1998, and has sustained continued losses from operations, which raise substantial doubt about the Company's ability to continue as a going concern.

            The Company has begun implementation of a restructuring plan for its subsidiaries and believes this plan will make the Company profitable in future periods. This plan includes increasing marketing personnel to increase patient service revenue, as well as a reduction of administrative personnel. Duties of those employees whose jobs were eliminated were reassigned to existing employees.

NOTE 3 - MERGERS, ACQUISITIONS AND MATERIAL DISPOSALS.

            In October 1995, the Company entered into a joint venture ("Open MRI of Morristown, Joint Venture") agreement with RMC Consulting, Inc. and two individuals to develop a MRI facility located in Morristown, New Jersey. In December 1995, OpenMRI of Morristown, Inc. ("OpenMRI"), a wholly-owned subsidiary of the Company, was assigned the Company's interest in the joint venture. OpenMRI accepted delivery of a new magnetic resonance imaging machine and opened in February 1996. The Company had a 72% interest in the profit, obligations and liabilities under the joint venture agreement until September 30, 1998.

            On May 7, 1998 the Company entered into an agreement to sell 70% of its 72% ownership of Open MRI of Morristown, Joint Venture ("Open MRI") for $300,000. The terms required $100,000 payable at signing, and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998. The Company retained the option to repurchase from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation (related party), the 70% interest upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.


                                      F-20
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 3 - MERGERS, ACQUISITIONS AND MATERIAL DISPOSALS. (Continued)

            On August 20, 1998, the Company, ADS Investment Corp. and Oak Knoll Management Corporation (related party) modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of the Company's 72% ownership of Open MRI. The loan is due and payable on September 30, 1998. The agreement also requires the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of the Company be replaced by September 30, 1998, as a condition of satisfactory settlement of the loan.

            For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI are to remain the property of the lending parties.

            On September 30, 1998 the Company effectively sold 70% of its interest in Open MRI for $300,000 and the purchaser's agreement to provide the Company's creditor, DVI Business Credit, personal guaranties of the principals of purchaser in an amount not to exceed $150,000. The Company recorded a gain on this transaction in the amount of $17,197, net of income taxes in the amount of $12,974. The Company has retained a 2% ownership interest in Open MRI.

            On November 1, 1994, the Company acquired Prime Contracting Corp. ("Prime") in a business combination accounted for as a pooling of interests. Prime is a full service contractor providing turnkey design and construction services, becoming a wholly-owned subsidiary of the Company, through the exchange of 112,457 shares of the Company's common stock (market value of $650,000) for all of the shares of the outstanding stock of Prime.

            On December 27, 1995, the Company entered into an agreement with a related party to sell all of the common stock of Prime for $1,200,000, payable as follows: $100,000 upon execution, $100,000 at closing and a promissory note bearing interest at prime plus one percent. The note was payable in two installments, $600,000 after six months and $400,000 after one year of the closing date. The Company in 1995 recorded an increase of $987,554 to stockholders' equity which represents the excess of the sale price over the net assets of Prime.

            The Agreement was modified in 1996 to extend the note payments of $600,000 to October 1997 and $400,000 to April 1998. Additionally, the modified agreement required the Company to charge $358,000 of receivables from Prime to additional paid-in capital in 1996 as an adjustment to the sale price. On March 3, 1998, the agreement was restructured, resulting in a loss in the amount of $426,160, net of income tax benefit in the amount of $321,490 (see Note 4).


                                      F-21
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 3 - MERGERS, ACQUISITIONS AND MATERIAL DISPOSALS. (Continued)

            On December 27, 1996, the Company entered into a stock purchase agreement with a related party to sell 65% of the capital stock of Empire State Imaging Associates, Inc. ("Empire") for $250,000, payable as follows: $25,000 at the closing and nine equal monthly installments of $25,000 plus interest at prime plus one percent. The Company has recorded an increase of $165,631 to stockholders' equity which represents the excess of the sale price over the net assets of Empire. At December 31, 1997 and 1996, the Company's investment in Empire is $61,354 and $60,321, respectively, and the Company had advances receivable from Empire of $506,383 and $246,640. On June 30, 1998, the Company and its affiliate sold all the outstanding stock of Empire to MID Rockland Imaging Partners, Inc., an unrelated party, for the principal sum of $2,500,000. The Company recorded a loss on this transaction in the amount of $423,293 net of income tax benefit in the amount of $319,326.

            During 1996, the Company incorporated two wholly-owned subsidiaries. Ohio Medical Equipment Leasing Corporation ("OME") was incorporated in the State of Ohio for the purpose of acquiring a majority interest in Sylvania Diagnostics. West Paterson Medical Equipment Leasing Corp. ("WPMEL") was incorporated in the State of New Jersey for the purpose of opening a diagnostic imaging center in West Paterson.

            In July 1996, the Company, through OME, entered into a purchase and consulting agreement with Medical Advances, Inc. ("Medical") to acquire an interest as a general (managing) partner of Sylvania Diagnostics ("Sylvania"), an Ohio Limited Partnership, for one dollar. The interest acquired represents 50.2% of the total units outstanding. Sylvania is a diagnostic imaging center located in Sylvania, Ohio.

            As a result of this acquisition, the Company recorded the difference between the acquisition price of one dollar and the allocated percentage of the cumulative deficit as goodwill and the cumulative allocated losses in excess of basis of the limited partners of Sylvania as an intangible asset as of July 1, 1996, the date of acquisition. All subsequent losses are allocated to the Company with future income first applied to the losses and the remainder against the intangible asset until it is fully recovered. The Company also entered into an agreement with DVI which provides for $135,000 of working capital advances which are only to be used for operating Sylvania. If the Company determines that operating Sylvania is not profitable, DVI will purchase either Sylvania or OME for one dollar. In August 1996, Sylvania entered into an agreement with DVI to refinance equipment and related leasehold improvements in the aggregate amount of $2,127,366. The amount was payable in 64 monthly installments commencing in March 1997 of $20,000 for the first four months and $44,968 over the remaining 60 months. The Company is indemnified for all prior liabilities and obligations of the limited partnership by DVI, an equipment finance company who is the lessor of Sylvania's medical equipment. On June 30, 1998, the Company exercised its option and sold Sylvania back to DVI for one dollar. As a result of this disposition, the Company recorded a loss in the amount of $95,796 net of income tax benefit in the amount of $72,268.

            In July 1996, the Company, through its wholly-owned subsidiary WPMEL, entered into a lease and management services agreement with Advanced Imaging & Radiology Associates, P.A. ("M.D."). The agreement provides that WPMEL will lease office space, fixtures and equipment and will provide management services to M.D. over an initial term of five years with a five year renewal option. The site, located in West Paterson, New Jersey, is a medical practice specializing in diagnostic imaging.


                                      F-22
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 3 - MERGERS, ACQUISITIONS AND MATERIAL DISPOSALS. (Continued)

            In February, 1997, the Company acquired a 25% interest in OpenMRI and Diagnostic Services of Toms River, Inc. In March, 1997, the Company entered into a contract for the sale of its stock in this entity resulting in a gain of $252,076. The proceeds are payable as follows: 25% at closing and a note for 75%, bearing interest at 11% per annum, payable in monthly installments commencing 90 days after the facility opens for business.

            In June of 1997, Metaire Medical Equipment Leasing was incorporated in the state of New Jersey, as a 100% owned subsidiary of the Company. In October of 1997, Metaire Medical Equipment Leasing Corporation was registered as a Corporation doing business in the State of Louisiana. On April 15, 1998 Open MRI & Imaging Center of Metairie, LLC ("LLC") was organized in the state of Louisiana. Under terms of the venture agreement, the Company, through its 100% owned corporation, owns 85% of the LLC.

      In October 1997, the Company entered into a contract for the sale of all leasehold rights, medical equipment, and the assumption of certain liabilities of Somerset Medical Equipment Leasing Corporation, resulting in a loss of $36,907.

NOTE 4 - RESTRUCTURING OF NOTE RECEIVABLE.

      On March 3, 1998 the Company restructured the promissory note receivable for the sale of Prime Contracting Corp. to a related party as follows: $ 200,000 in cash payable over 36 months, plus interest calculated at prime plus 1% and a 36 month option to purchase 250,000 shares of the related party stock at $ 0.05. The Company recorded a loss from note receivable restructuring in the amount of $426,160, net of income tax benefit in the amount of $321,490.

NOTE 5 - FURNITURE, FIXTURES, EQUIPMENT AND LEASHOLD IMPROVEMENTS.

            Furniture, fixtures, equipment and leasehold improvements consist of the following:

                                                           December 31,
                                                   -----------------------------
                                                       1998              1997
                                                   -----------       -----------
Medical Equipment                                  $11,459,664       $14,083,189
Building                                               310,860           358,066
Furniture and Fixtures                                  65,830            67,139
Automobiles                                             22,860            22,860
Leasehold improvements                                 586,418         1,048,780
                                                   -----------       -----------
                                                    12,445,632        15,580,034
Less:  Accumulated Depreciation
              and Amortization                       5,742,206         6,134,831
                                                   -----------       -----------

                                                     6,703,426         9,445,203
                                                   ===========       ===========


                                      F-23
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 6 - INVESTMENT IN JOINT VENTURE.

            In 1990, the Company acquired a ten percent (10%) interest in Union Imaging Associates, Joint Venture, which it accounts for using the equity method of accounting, due to the significant influence it has on the joint venture as its managing venturer.

            The following is a summary of selected financial information from the financial statements of the joint venture in which the Company has an investment.

                                 Total       Long-Term      Total        Total
                                 Assets         Debt     Liabilities    Capital
                               -----------   ----------  -----------  ----------
       December 31, 1998       $4,485,673    $1,271,846  $1,741,863   $2,743,810
       December 31, 1997        5,538,114     1,354,524   3,116,550      342,721
       December 31, 1996        4,339,575     1,938,137   3,637,025      702,550


                                                                         10%
                                               Gross                 Allocations
                                             Revenues    Net Income   of Income
                                             ----------  ----------  ----------
       December 31, 1998                     $4,141,948  $1,492,754   $149,275
       December 31, 1997                      5,603,802   2,078,843    207,884
       December 31, 1996                      4,417,540   1,041,469    104,147


NOTE 7 - LINE OF CREDIT.

            In April 1995, the Company secured a line of credit with Summit Bank for $600,000 at the bank's prime rate for commercial borrowers. As of December 31, 1998 and 1997, the amount of the liability under the line of credit was $595,552 and $599,750, respectively. The line of credit is secured by a certificate of deposit in the amount of $600,000.

NOTE 8 - LONG-TERM DEBT.

      Long-term debt consists of the following:

                                                            December 31,
                                                   -----------------------------
                                                       1998              1997
                                                   -----------       -----------
Capitalized lease obligations (a)                  $ 4,758,725       $ 8,691,572
Accounts receivable financing (b)                    1,065,815           926,363
Other (c)                                                   --           418,375
                                                   -----------       -----------
                                                     5,824,540        10,036,310

Current portion                                      2,788,475         3,115,461
                                                   -----------       -----------
Total long-term debt                               $ 3,036,053       $ 6,920,849
                                                   ===========       ===========


      (a)   Capitalized Lease Obligations:

            The Company entered into certain leases for the rental of equipment, which have been recorded as capital leases for financial statement reporting purposes and are included in equipment.


                                      F-24
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 8 - LONG-TERM DEBT. (Continued)

      (b)   Accounts Receivable Financing:

            The Company entered into two separate agreements with DVI to finance up to $1,500,000 of the accounts receivable balances from two of the Company's subsidiaries and one of its joint ventures and $1,500,000 of the accounts receivable balance from the Company's unconsolidated joint venture. The agreements extend to March and June 1998, respectively, with consecutive one year renewal terms. The agreements are non-cancelable, except in the event of default by the Company. At December 31, 1997, the amounts financed under these agreements totaled $1,065,815 and $926,363, respectively. The Company has guaranteed the $1,500,000 financing line of credit of the unconsolidated joint venture. The unconsolidated joint venture has loaned the Company $110,467 from the proceeds of this line of credit. At December 31, 1997, the Company is not in compliance with the terms of the loan agreement. Management is presently negotiating with DVI to bring the Company into compliance.

      (c)   Other:

            Sylvania Diagnostics limited partnership at December 31, 1997 was obligated for notes payable incurred prior to the Company's acquiring its 50.2% interest. The Company has an agreement in which DVI indemnifies the Company for these notes as well as all other pre-acquisition debts of Sylvania Diagnostics. The Company sold it interest in Sylvania to DVI on June 30, 1998. The notes payable at December 31, 1997 were as follows:

                                                                December 31,
                                                           ---------------------
                                                              1998        1997
                                                           ----------  ---------
       (i)  Note payable to a bank which was due on
       March 14, 1995.  The bank has not called the
       note and is negotiating with the Company,
       Sylvania, and DVI to schedule repayment terms.
       The note bears interest at 2.5% over prime.  The
       note is collateralized by substantially all of
       the assets of Sylvania.                             $      --   $ 249,500
       -------------------------------------------------------------------------
       (ii) Note payable to a professional corporation
       in equal monthly installments of $5,000 including
       interest at 9.4% through July 2000.                        --     130,939
       -------------------------------------------------------------------------
       (iii) Installment note payable to a bank in equal
       monthly installments of $1,302 including interest
       at 2% over prime through August 2000 and a final
       payment in September 2000 of the remaining balance.        --      37,936
       -------------------------------------------------------------------------
                                                           $      --   $ 418,375
                                                           ==========  =========


                                      F-25
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 8 - LONG TERM DEBT. (Continued)

      (c)   Other (Continued):

            The future principal payments for long-term debt are as follows :

                                                            December 31,
                                                 -------------------------------
                                                     1998                1997
                                                 -----------         -----------
                     1998                        $        --         $ 3,115,461
                     1999                          2,789,678           2,732,447
                     2000                            977,263           2,385,084
                     2001                          1,023,019           1,578,420
                     2002                            598,949             551,898
                     2003                            339,702                  --
                     2004                             95,930                  --
                                                 -----------         -----------
                                                   5,824,541          10,363,310

                    Less current portion           2,789,678           3,115,461
                                                 -----------         -----------

                    Non-current portion          $ 3,034,863         $ 7,247,849
                                                 ===========         ===========


NOTE 9 - STOCKHOLDERS' EQUITY.

            In February 1994, the Company completed an initial public offering of its securities pursuant to the Securities Act of 1993 (as amended) from which it received proceeds of $1,986,181, net of commissions and expenses of the offering of $601,319. The offering included the sale of $17,500 units including the underwriters' overallotment of 67,500 units at a selling price of $5.00 per unit. Each unit consisted of one (1) share of the Company's $0.0001 par value common stock ("Common Stock"), one (1) Class A Redeemable Common Stock Purchase Warrant ("A Warrant") and one (1) Class B Redeemable Common Stock Purchase Warrant ("B Warrant). Each A Warrant entitles the holder to purchase one (1) share of Common Stock for a period, as extended, ending in August 1997 at a price of $6.50. Each B Warrant entitles the holder to purchase one (1) share of Common Stock for a period, as extended, ending in February 2000 at a price of $8.00.

            On September 18, 1998, the Company entered into a consulting agreement with Benson Shore Capital, LLC ("Consultant"), for a period of one year. The agreement required consultant to render assistance to the Company as follows: developing strategic initiatives and related industry partnerships, including providing assistance with respect to acquisitions, joint ventures, and strategic business alliances. The Company compensated consultant by issuing consultant 350,000 shares of its common stock.


                                      F-26
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 10 - INCOME TAXES.

            The Company does not report income, for income tax reporting purposes, on the consolidated or acrual basis. Deferred income tax asset (liability) at December 31, 1998 and 1997 of $484,718 and $(1,209,685),
      respectively, represent temporary differences arising primarily from the recognition of income on the cash receipts and cash disbursements basis of accounting for income tax reporting purposes and 9% for state income tax purposes, which are expected to be realized in future years, thus, no valuation allowance has been provided.

            The Company has recorded income tax provision (credit) at December 31, 1998, 1997 and 1996 of $(1,694,403), $277,990, and $455,320,
      respectively. The Company has a net operating loss carry-forward for federal income tax purposes which are available to offset future taxable income through 2011.

            The following is a reconciliation for the U.S. federal statutory tax rate and the apparent tax rate:

                                                     1998       1997       1996
                                                     ----       ----       ----
       U.S. Federal statutory rate                   34.0%      34.0%      34.0%
       State taxes                                    6.0        6.0        6.0
       Goodwill amortization                          1.6        1.6
       Other                                          3.9        3.9        3.9
                                                     ----       ----       ----

       Apparent tax rate                             43.9%      45.5%      45.5%
                                                     ====       ====       ====


NOTE 11 - RELATED PARTY TRANSACTIONS.

            Advances to Joint Venturer:

            A majority-owned joint venture, Doctors Imaging Associates, Joint Venture, has received non-interest bearing advances from one of the joint venturers totaling $218,717 at December 31, 1997 and 1996. The joint venturer is obligated to advance up to $250,000 from time to time for working capital as the Company deems necessary. These advances are to be repaid prior to any distributions of profits to the joint venturers.

NOTE 12 - COMMITMENTS AND CONTINGENCIES.

      (a)   Doctors Imaging Associates, Joint Venture:

            The joint venture which owns the minority 50% interest in the joint venture, has a contract to provide professional radiology services on a percentage basis to the joint venture. In addition, through a separate company with common ownership, the joint venturer also leases space to the joint venture.


                                      F-27
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 12 - COMMITMENTS AND CONTINGENCIES. (Continued)

      (b)   Muhlenberg Regional Medical Center:

            The Company entered into an agreement with Muhlenberg Regional Medical Center (the "Hospital") which provides for the placement of a mobile magnetic resonance imaging ("MRI") unit at the Hospital for five
      (5) years without rent. In addition, the Company entered into an agreement with an affiliate of the Hospital for certain management services to be provided to the Company for a five (5) year term requiring minimum annual management fees of $50,000. In June 1996, the agreements terminated by their terms.

      (c)   Services Support Agreements:

            One of the Company's majority-owned joint ventures, Doctors Imaging Associates, Joint Venture, signed two service support agreements with the equipment manufacturer. The agreements, which commenced January 1, 1993 and August 1, 1993, respectively, are for a period of forty-eight (48) months and provide for monthly maintenance charges of $11,640 and $4,667, respectively.

      (d)   Amherst Project:

            In April 1995, Amherst Medical Equipment Leasing Corporation ("AMHERST"), a wholly-owned subsidiary of the Company, was formed. AMHERST entered into an agreement with Amherst Imaging Associates, P.A., to provide certain non-professional services. In accordance with this agreement, AMHERST has leased space in Amherst, New York, effective July 1, 1995, for a period of five years at a monthly rent of $1,275. On July 17, 1995, the Company entered into an agreement with Magna-Lab, Inc. to purchase a permanent MRI at a cost of approximately $500,000. Financing has been secured through DVI. The lease in the amount of $327,000 is payable over 60 months at a monthly payment of $7,068 commencing on January 1, 1996. Magna-Lab has agreed to accept 18% of the operating income on a cash basis for a five year period to cover the cost of the balance of the machine. This income sharing is for five years and is not to exceed $200,000. As part of the agreement, Magna-Lab agreed to pay the monthly space rent until the MRI is delivered.

      (d)   Year 2000 Readiness

            The Year 2000 readiness of the Company's customers and hardware and software offerings from the Company's suppliers, subcontractors and business partners may vary. The Year 2000 also presents a number of other risks and uncertainties that could affect the Company, including utilities failures, the lack of personnel skilled in the resolution of Year 2000 issues, and the nature of government responses to the issues, among others. While the Company continues to believe that the Year 2000 matters discussed above will not have a material impact on its business, financial condition or results of operations, it remains uncertain whether or to what extent the Company maybe affected.


                                      F-28
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 13 - SUBSEQUENT EVENTS.

            In February, 1999, the Company entered into an agreement to sell lits 50% interest in Doctor's Imaging Associates, Joint Venture for $100,000. Since all terms of the agreement have not been satisfied, the sale has not been completed at this time.

            On March 11, 1999, the Company effectuated a one for two reverse stock split of the Company's issued and outstanding shares of common stock. The reverse stock split became effective on March 12, 1999. After the reverse stock split, the Company has 1,759,146 shares of common stock issued and outstanding and a total of 2,500,000 shares authorized for issuance.


                                      F-29
 See Independent Auditors' Report and Notes to Consolidated Financial Statments

                      MODERN MEDICAL MODALITIES CORPORATION



                         551,194 Shares of Common Stock



                                 --------------

                                   PROSPECTUS
                                 --------------




                               September __, 1999



YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MODERN MEDICAL MODALITIES CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF THE SHARES OF COMMON STOCK HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MODERN MEDICAL MODALITIES CORPORATION SINCE THE DATE HEREOF.

                                   -----------


UNTIL , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We shall, to the fullest extent permitted by the laws of the State of New Jersey, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of the estimated expenses to be paid by Modern Medical Modalities Corporation in connection with the issuance and distribution of the securities being registered:

         SEC Registration Fee.........................................$363.93

         Legal Fees and Expenses*..................................$30,000.00

         Accounting Fees and Expenses*.....................................$0

         Miscellaneous*................................................$3,000

                  Total............................................$33,363.93

-----------

*        estimate

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, Modern Medical Modalities Corporation has sold unregistered securities as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions had adequate information about the registrant.

         All of the following issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended:

(i)      Shares of common stock to Benson Shore Capital LLC.

         On June 18, 1998, we entered into a consulting agreement with Benson Shore Capital LLC, whereby we issued to them 350,000 shares of common stock, and options to purchase up to 275,000 shares of our common stock at an exercise price of $1.00 per share. The offer and sale of the shares of common stock were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof, because the offers and the sales were made to sophisticated investors who had access to information about us and were able to bear the risk of loss of their entire investment.

(ii)     The July 1999 private placement offering

         In July 1999, we issued 173,694 shares of common stock in connection with a private placement offering to accredited investors. The offer and sale of the shares of common stock were exempt from registration under the Securities Act of 1933, as amended, in reliance on Regulation D Rule 506 of the Securities Act, as amended. Royal Hutton Securities Corporation acted as placement agent in connection with the issuance of these shares and received a 10% commission and a 3% non-accountable expense allowance, as well as 25,000 shares of our common stock in connection with its acting as placement agent in connection with this private placement offering.

(iii)    Shares of Common Stock issued pursuant to Advisory Agreement.

         In January 1999, we entered into an advisory agreement with Allen Wolfson, whereby upon his performing certain advisory services to the company he would be issued 330,000 shares of our common stock. In July 1999, we issued such shares of common stock pursuant to Section 4(2) of the Securities Act, as amended.

(iv)     Shares of Common Stock issued pursuant to Financial Consulting
         Agreement.

         On January 28, 1999, we entered into a Financial Consulting Agreement with Richard Surber, whereby we agreed to issue 20,000 shares of our common stock to Mr. Surber as a retainer fee. In July 1999, we issued such shares of common stock pursuant to Section 4(2) of the Securities Act, as amended.

(v)      Shares of Common Stock issued to former employee.

         In July 1999, we issued 12,500 shares of our Common Stock to Barry Ellen, a former employee, for services previously rendered. Such shares were issued pursuant to Section 4(2) of the Securities Act, as amended.

(vi)     Shares of Common Stock issued in connection to legal services rendered.

         In September 1999 we issued 15,000 shares of common stock to Jody R. Samuels, Esq. for legal services rendered to the Company. Such shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

*3.1     Restated and Amended Certificate of Incorporation
**3.2    By-laws of the Registrant
*5.1     Opinion of Gersten, Savage & Kaplowitz, LLP
*10.1 Advisory Agreement dated January 28, 1999 between Modern Medical Modalities Corporation and Allen Wolfsen
*10.2 Financial Consulting Agreement dated January 28, 1999 between Modern Medical Modalities Corporation and Richard Surber
*23.1    Consent of Gersten, Savage & Kaplowitz, LLP
*23.2 Consent of Vincent J. Batyr & Co., independent certified public accountants of the Registrant
----
*        Filed herewith.
** Incorporated herein by reference to the Registrant's Form SB-2 as filed on February __, 1994.

ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Actof 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Ac of 1933, as amended,t and will be governed by the final adjudication of such issue.

         The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Securities Act of 1933, as amended, as part of this registration statement as of the time the United States Securities and Exchange Commission declared it effective.

         (5) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New Jersey on September 9, 1999.

                                    MODERN MEDICAL MODALITIES CORPORATION

                                     By: /s/ Roger Findlay
                                         ---------------------------------------
                                             Roger Findlay
                                             President and Chairman of the Board


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         We, the undersigned officers and directors of MODERN MEDICAL MODALITIES CORPORATION hereby severally constitute and appoint Roger Findlay, our true and lawful attorney-in-fact and agent with full power of substitution for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                                                     TITLE                     DATE
---------                                                     -----                     ----

 /s/                                                 Chairman and President             September 9, 1999
----------------------------------------
        Roger Findlay

 /s/                                                 Vice President,
----------------------------------------             Principal Accounting               September 9, 1999
      Jan Goldberg                                   Officer, Treasurer and Director

 /s/                                                 Vice President, Secretary
----------------------------------------             and Director                       September 9, 1999
      Gregory Maccia

 /s/                                                 Director                           September __, 1999
----------------------------------------
      Fred Mancinelli

 /s/                                                 Director                           September __, 1999
----------------------------------------
      Carl Gideon


                                  EXHIBIT INDEX


*3.1     Restated and Amended Certificate of Incorporation
**3.2    By-laws of the Registrant
*5.1     Opinion of Gersten, Savage & Kaplowitz, LLP
*10.1 Advisory Agreement dated January 28, 1999 between Modern Medical Modalities Corporation and Allen Wolfsen
*10.2 Financial Consulting Agreement dated January 28, 1999 between Modern Medical Modalities Corporation and Richard Surber
*23.1    Consent of Gersten, Savage & Kaplowitz, LLP
*23.2 Consent of Vincent J. Batyr & Co., independent certified public accountants of the Registrant
----

*        Filed herewith.

** Incorporated herein by reference to the Registrant's Form SB-2 as filed on February __, 1994.